      As filed with the Securities and Exchange Commission on June 13, 2002
                           Registration No. 333-86082
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        Pre-Effective Amendment No. 2 to

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 --------------
                       SOUTHERN COMMUNITY BANCSHARES, INC.
                 (Name of Small Business Issuer in Its Charter)
                                      6712
            (Primary Standard Industrial Classification Code Number)

       Georgia               525 North Jeff Davis Drive          58-2639705
(State of Jurisdiction       Fayetteville, Georgia 30214      (I.R.S. Employer
  of Incorporation or               (770) 461-4365             Identification
    Organization)          (Address, and Telephone Number          Number)
                            of Principal Executive Offices
                           and Principal Place of Business)

                                 --------------

                         Michael P. Marshall, Jr., Esq.
                               Miller & Martin LLP
                   1275 Peachtree Street, N.E., Seventh Floor
                           Atlanta, Georgia 30309-3576
                                 (404) 962-6100
           (Name, Address, and Telephone Number of Agent for Service)

                                 --------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
[ ] _____________.

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
  Title of Each Class                               Proposed Maximum       Proposed Maximum
     Of Securities          Number of Shares         Offering Price       Aggregate Offering          Amount of
    To Be Registered        To Be Registered           Per Share                 Price            Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                    640,000                 $ 12.50               $8,000,000               $736 (1)
--------------------------------------------------------------------------------------------------------------------

(1) This registration fee was paid in connection with the initial filing of this registration statement on April 12, 2002.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   [SOUTHERN COMMUNITY BANCSHARES, INC. LOGO]


                                   PROSPECTUS



                              UP TO 640,000 SHARES
                       SOUTHERN COMMUNITY BANCSHARES, INC.
                                  COMMON STOCK
                          (MINIMUM PURCHASE 100 SHARES)


         Southern Community Bancshares, Inc. is selling up to 640,000 shares of its common stock. There is no underwriter involved in the offering. Southern Community Bancshares, Inc.'s directors and officers will offer and sell the common stock on a best-efforts basis without compensation. We believe they will not be deemed to be brokers or dealers due to Rule 3a4-1 under the Securities Exchange Act. There is no minimum number of shares we must sell in this offering. The proceeds from this offering will be immediately available to us regardless of the number of shares we sell.

                                                                                       Proceeds To Southern
                                     Offering Price            Underwriting         Community Bancshares, Inc.,
                                                                 Discounts               Before Expenses
Per share......................        $    12.50                   $0                       $    12.50
Maximum offering...............        $8,000,000                   $0                       $8,000,000

         There is no established market for our common stock and a market is not expected to develop following the offering.

                                  -------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK WHICH IS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                  -------------

         THESE SECURITIES ARE NOT DEPOSITS, ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 13, 2002

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
Summary..........................................................................................................     3
   In general....................................................................................................     3
   Market and competition........................................................................................     3
   Lending Policy................................................................................................     3
   Deposits......................................................................................................     3
   The offering..................................................................................................     3
   Minimum purchase amount.......................................................................................     4
   Risks.........................................................................................................     4
Risk factors.....................................................................................................     4
Cautionary statement about forward-looking statements............................................................     9
The offering.....................................................................................................     9
   Maximum offering/minimum and maximum investment...............................................................     9
   Purchases by directors and officers...........................................................................     9
   Subscription..................................................................................................     9
   Company discretion............................................................................................     9
   Offering period...............................................................................................     9
   Plan of distribution..........................................................................................    10
   How to subscribe..............................................................................................    10
Use of proceeds..................................................................................................    10
Capitalization...................................................................................................    11
Dividend policy..................................................................................................    11
Dilution.........................................................................................................    11
Selected consolidated financial information......................................................................    12
Management's discussion and analysis.............................................................................    15
   Overview for year ended December 31, 2001.....................................................................    15
   Financial conditions as of December 31, 2001 and 2000.........................................................    15
   Liquidity and capital resources as of December 31, 2001.......................................................    16
   Effects of inflation..........................................................................................    17
   Results of operations for the years ended December 31, 2001 and 2000..........................................    17
   Asset/liability management as of December 31, 2001............................................................    19
   Selected financial information and statistical data for the years ended December 31, 2001 and 2000............    20
   Financial condition as of March 31, 2002......................................................................    28
   Liquidity as of March 31, 2002................................................................................    28
   Regulatory Capital Requirements as of March 31, 2002..........................................................    28
   Results of operation for the period ended March 31, 2002......................................................    29
Business.........................................................................................................    31
   Southern Community Bancshares, Inc............................................................................    31
   Southern Community Bank.......................................................................................    31
   Types of Loans................................................................................................    31
   Loan Participations...........................................................................................    33
   Management's policy for determining the loan loss allowance...................................................    34
   Management's policy for investing in securities...............................................................    34
   Industry and competition......................................................................................    34
   Employees.....................................................................................................    35
   Facilities....................................................................................................    35
   Legal proceedings.............................................................................................    35
Supervision and regulation.......................................................................................    35
   General.......................................................................................................    35
   Southern Community Bancshares, Inc............................................................................    35
   Southern Community Bank.......................................................................................    36
   Gramm-Leach-Bliley Act of 1999................................................................................    37
   Payment of dividends..........................................................................................    38

   Capital adequacy..............................................................................................    39
   Support of subsidiary institution.............................................................................    40
   Prompt corrective action......................................................................................    40
   FDIC insurance assessments....................................................................................    41
   Safety and soundness standards................................................................................    41
   Community reinvestment act....................................................................................    42
Management.......................................................................................................    42
   Executive compensation........................................................................................    44
   Option grants in last fiscal year.............................................................................    45
   Aggregate/year-end option values..............................................................................    45
   Gary McGaha employment agreement..............................................................................    46
   Fred Faulkner employment agreement............................................................................    47
   2001 Directors stock option plan..............................................................................    47
   2001 Incentive stock option plan for key employees............................................................    49
   Compensation of directors.....................................................................................    50
Security ownership of certain beneficial owners and management...................................................    50
Certain transactions.............................................................................................    51
Description of capital stock.....................................................................................    52
   General.......................................................................................................    52
   Shares held by affiliates.....................................................................................    52
Certain provisions of our articles of incorporation and bylaws...................................................    52
   Staggered terms for board of directors........................................................................    52
   Limitation of liability.......................................................................................    53
   Indemnification...............................................................................................    53
Legal matters....................................................................................................    54
Experts..........................................................................................................    54
Where you can find additional information........................................................................    54
Index to Financial Statements....................................................................................    55

                                     SUMMARY

         The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

IN GENERAL

         Southern Community Bancshares, Inc. is a holding company for Southern Community Bank, a Georgia bank located at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214. Southern Community Bank received its Georgia banking charter in 1999 and opened for business on June 2, 2000. Southern Community Bancshares, Inc. was incorporated in July 2001 as a Georgia corporation in preparation of Southern Community Bank's reorganization into a bank holding company structure. The reorganization was consummated on January 1, 2002. Southern Community Bancshares, Inc. owns 100% of the outstanding capital stock of Southern Community Bank.

         Our executive office is located at 525 North Jeff Davis Drive, Fayetteville, Fayette County, Georgia 30214. Our telephone number is (770) 461-4365. Southern Community Bank's website address is www.southerncommunitybank.com. Information on the website does not constitute part of this prospectus and you should rely only on information contained in this prospectus in deciding whether to invest in our common stock.

MARKET AND COMPETITION

         We believe that Fayette County has a very active and competitive banking market. Based on the Federal Deposit Insurance Corporation Summary of Deposits as of June 30, 2001, there were 13 financial institutions with 32 locations in Fayette County. We believe that our personalized service enables us to compete favorably with larger financial institutions in our target market of small- to medium-sized businesses and individuals.

LENDING POLICY

         Our lending business consists principally of making loans to small- and medium-sized businesses (i.e., those with revenues of less than $20 million) and to their owners, officers and employees, loans to independent single-family residential contractors and loans to individual consumers. Our loan portfolio consists of approximately 18.5% commercial loans, 29.8% real estate construction loans, 48.4% real estate mortgage loans and 3.3% consumer installment and other loans.

DEPOSITS

         Our primary sources of deposits are residents of, and businesses located in, Fayette County and to a lesser extent the surrounding counties of Clayton, Coweta, Henry and South Fulton. Our deposit mix as of December 31, 2001 consisted of approximately 14.3% non interest-bearing demand deposits, 27.7% interest-bearing demand and savings and 58.0% time deposits.

THE OFFERING

Common stock offered.............................        Up to 640,000 shares of common stock, no par value, of
                                                         Southern Community Bancshares, Inc.

Common stock outstanding after this offering.....        Up to 1,450,983 of shares.

Use of proceeds..................................        We intend to use the net proceeds of this offering for
                                                         general corporate purposes, including working capital to
                                                         expand our business. See "Use of Proceeds" (page 8).
                                                         Because there is no minimum number of shares that must be
                                                         sold in this offering, all funds collected will be
                                                         immediately available to Southern Community Bancshares, Inc.

         The number of shares that will be outstanding after the offering is based on the actual number of shares outstanding as of December 31, 2001. It excludes options to purchase 113,833 shares of common stock at an exercise price of $12.25 per share outstanding as of December 31, 2001.

MINIMUM PURCHASE AMOUNT

         Any investor must purchase at least 100 shares of common stock to participate in this offering. However, Southern Community Bancshares, Inc. may, in its sole discretion, accept a subscription for a lesser number of shares.

RISKS

         An investment in our common stock involves a significant degree of risks due to factors such as:

                  -        the fact that we have a limited operating history;

                  - the fact that we established the offering price of $12.50 arbitrarily;

                  - the fact that the shares will not be listed on any national listing service or traded on any securities exchange; and

                  - the fact that we have never declared or paid dividends on our common stock and cannot assure that we will be able to declare and pay dividends in the foreseeable future.

         Prior to making an investment decision, you should read carefully the "Risk Factors" section beginning on page 2 for a discussion of specific risks related to an investment in our common stock.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all of the information set forth in this prospectus and, in particular, the following "risk factors."

THE MARKETS FOR OUR SERVICES ARE HIGHLY COMPETITIVE AND WE FACE SUBSTANTIAL COMPETITION.

         The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in Fayette County, Georgia and neighboring counties, many of which have greater resources than we have. Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Increased competitive pressures could be one effect of the Gramm-Leach-Bliley Act described below under "Business-Supervision and Regulation" (page 27). This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

        In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

CHANGES IN INTEREST RATES COULD HAVE AN ADVERSE EFFECT ON OUR INCOME.

         Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect borrowers' ability to pay the principal or interest on our loans. This may lead to an increase in our non-performing assets and could have a material and negative effect on our results of operations.

         Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

BECAUSE A SIGNIFICANT PORTION OF OUR LOAN PORTFOLIO IS SECURED BY REAL ESTATE, ANY NEGATIVE CONDITIONS AFFECTING REAL ESTATE MAY HARM OUR BUSINESS.

         A significant portion of our loan portfolio consists of commercial loans that are secured by various types of real estate as collateral, as well as real estate loans on commercial properties. Because these loans rely on real estate as collateral, either totally in the case of real estate loans or partially in the case of commercial loans secured by real estate, they are sensitive to economic conditions and interest rates. Real estate lending also presents additional credit related risks, including a borrower's inability to pay and deterioration in the value of real estate held as collateral.

         Although deterioration in values is a risk whenever real estate is held as collateral, this has not been an issue in the Fayette County market over the past ten years. According to the U.S. Census, the population of Fayette County grew by 46.22% from 1990 to 2000. This growth has kept the need for office and commercial real estate space at a constant level. As with any growing county, the largest risk to real estate collateral values is at some point speculators will overbuild the market thereby driving down values which could in turn affect the value of real estate collateral on loans. A decrease in collateral values could affect our income should these loans become uncollectable.

WE HAVE A SIGNIFICANT AMOUNT OF CONSTRUCTION LOANS. THESE LOANS ARE SUBJECT TO ADDITIONAL RISKS UNIQUE TO THE BUILDING INDUSTRY THAT COULD NEGATIVELY AFFECT OUR NET INCOME.

         Historically, our loan portfolio has included a significant number of construction loans consisting of one-to-four family residential construction loans, commercial construction loans and land loans for residential and commercial development. As of December 31, 2001, 30% of our total loan portfolio was in acquisition and development and construction loans. These favorable conditions may not continue. In addition to the risk of nonpayment by borrowers, construction lending poses additional risks in that:

                  -        land values may decline;

                  - developers or builders may fail to complete or develop projects

                  -        municipalities may place moratoriums on building;

                  -        developers may fail to sell the improved real estate;

                  -        there may be construction delays and cost overruns;

                  -        collateral may prove insufficient; or

                  - permanent financing may not be obtained in a timely manner.

Any of these conditions could negatively affect our net income and our financial condition.

WE OCCASIONALLY PURCHASE LOANS FROM OTHER BANKS WITHOUT RECOURSE.

         From time to time we will purchase loan participations from other banks. This may occur during times when we are experiencing excess liquidity in an effort to improve our profitability. When we do purchase loan participations we apply the same underwriting standards as we would to loans that we directly originate and seek to purchase only loans that would satisfy these standards. Many loan participations are purchased without recourse to the selling bank. Therefore, should these loans default, we would incur the loss.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT ADEQUATE TO COVER ACTUAL LOSSES, OUR NET INCOME MAY DECREASE.

         We are exposed to the risk that our customers will be unable to repay their loans in a timely fashion and that collateral securing the payment of loans may be insufficient to assure repayment. Borrowers' inability to repay their loans could erode our bank's earnings and capital. We maintain an allowance for loan losses to cover loan defaults. We base our allowance for loan losses on various assumptions and judgments regarding the collectability of loans, including our prior experience with loan losses, as well as an evaluation of the risks in our loan portfolio. We maintain this allowance at a level we consider adequate to absorb anticipated losses. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control. Assuming no unforeseen economic or political events, we do not currently anticipate any increase in loan losses over the remainder of this year. The allowance, however, is maintained at a level management feels is adequate given known circumstances and could be inadequate in the event of prolonged local economic stress. These is a risk of local economic stress should further terrorist attacks related to the airline industry occur that result in additional layoffs by major carriers. Given the high employment levels by these carriers in our primary market, layoffs may cause our allowance to be inadequate thereby affecting income.

         Actual losses may exceed our estimates and we may have to increase the allowance for loan losses. This would cause us to increase our provision for loan losses, which would decrease our net income. Further, state and federal regulatory agencies, as an integral part of their examination process, review our loans and our allowance for loan losses. Regulators, when reviewing our loan portfolio, may require us to increase our allowance for loan losses, which would negatively affect our net income. There may be unidentified risk present in our loan portfolio due to its rapid growth and relatively young age.

         Since opening, the Bank's loan portfolio has grown from zero to $31,551,685 as of December 31, 2000 and $65,833,366 as of December 31, 2001.
Continued rapid growth in the loan portfolio of this magnitude has the potential to strain the Bank's administrative capabilities that may result in losses which are, at present, unidentified. Also, given the relatively young age of the loan portfolio, there may be unidentified risk since problems related to loan collections typically do not become evident until some degree of seasoning occurs.

IF ECONOMIC CONDITIONS IN FAYETTE COUNTY DETERIORATE, OUR BUSINESS MAY BE NEGATIVELY AFFECTED.

         Our success depends on the general economic conditions of the markets we serve. Our operations are concentrated in Fayette County, Georgia, and to a lesser extent in the surrounding counties of Clayton, Coweta, Henry and South Fulton. In recent years the growth of the Fayette County market has been significant having been reported as one of the fastest growing counties in the nation. In the past year or so this level of growth has moderated somewhat to a more healthy and sustainable long term rate. Most of the growth over the past 10 years has been in the residential arena with commercial, retail and office type development increasing over the past 24 months. Commercial real estate should continue to be healthy for the foreseeable future as various businesses move into Fayette County to support the demand for services created by the increase in residential units over the past decade. If economic conditions in Fayette County are unfavorable or deteriorate, the number of borrowers that are unable to repay their loans on a timely basis could increase. This could lead to higher rates of loss and loan payment delinquencies. Any political or economic event further affecting the airline industry could pose this risk for Fayette and surrounding Counties. Hartsfield Airport, one of the busiest in the world, is a major employer of Fayette County residents. While the layoffs performed by major airlines in the fourth quarter of 2001 did not have a major impact on the local economy, further layoffs could pose a risk to the repayment of some bank loans. These factors could have a negative effect on our business, financial condition and results of operations.

LOSING KEY PERSONNEL WILL NEGATIVELY AFFECT US.

         Competition for personnel is stronger in the banking industry than many other industries, and we may not be able to attract or retain the personnel we require to compete successfully. We currently depend heavily on the services of our Chief Executive Officer, Gary D. McGaha, and a number of other members of our senior management team. Mr. McGaha is currently bound by an employment agreement with the Bank which has an initial term that expires on December 31, 2003. See "Gary McGaha employment agreement" (page 39). Losing Mr. McGaha's services or those of other members of senior management could affect us in a material and adverse way. Furthermore, we do not presently carry key man insurance on Mr. McGaha. Our success will also depend on attracting and retaining additional qualified management personnel.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR COMMON STOCK.

         There is no public trading market for the shares of our common stock, and we do not anticipate that a market for our common stock will develop after this offering. As a result, investors who may wish or need to dispose of all or a part of their investment in our common stock may not be able to do so except by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

THE OFFERING PRICE WAS ARBITRARILY DETERMINED AND THEREFORE MAY NOT BE INDICATIVE OF RESALE VALUE.

         The offering price of $12.50 was arbitrarily determined by the Board of Directors based on a number of factors including current information regarding the Company's financial conditions and prospects, and may not be indicative of resale value.

THIS OFFERING MAY NEGATIVELY AFFECT OUR RETURN ON EQUITY.

         Our 2002 return on equity will likely be inversely related to the size of this offering. Based on our current 2002 budget projections, we anticipate a year end return of equity of 7.58% if $4,000,000 is raised, 6.61% if $6,000,000 is raised, and 5.86% if $8,000,000 is raised. For comparative purposes we conducted a search of other bank holding companies with a single banking subsidiary that was organized within the last five years and that have conducted a secondary offering. Two bank holding companies were found. Both completed a secondary offering in the fourth quarter of 2001. One raised $7.6 million and reported a return of equity of 3.63% for full year 2001. The other raised $3.7 million and reported a return of equity of -0.72% during the same period.

DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid cash dividends on our common stock because we have applied all earnings to developing and expanding our business. We cannot assure that we will be able to pay dividends in the future. In addition, our ability to pay dividends is subject to regulatory limitations.

WE HAVE A LIMITED OPERATING HISTORY.

         We opened for business only two years ago. Although we have grown very rapidly, we have a relatively short operating history and we may not continue to perform as well as we have in the past.

WE ENCOUNTER TECHNOLOGICAL CHANGE CONTINUALLY AND HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

         The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our success will depend in part on our ability to address our customers' needs by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers.

SALES OF COMMON STOCK BY EXISTING SHAREHOLDERS COULD AFFECT THE PRICE OF OUR COMMON STOCK ADVERSELY.

         Sales of a significant number of shares of our common stock following this offering, or the perception that sales could occur, could adversely affect the market price of our common stock.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT AMOUNT OF OUR COMMON
STOCK.

         As of January 1, 2002, the directors and executive officers of the Company and the Bank beneficially owned approximately 313,400 shares (35.17% of the Company's outstanding common stock). The Company's and the Bank's directors and executive officers are expected to purchase approximately 200,000 shares in this offering. As a result of such ownership, the ability of other subscribers as a group to effectively exercise control over the election of directors of the Company and thereby exercise control over the supervision of the management or the business of the Company and the Bank is limited.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS, INCLUDING NEW LEGISLATION, THAT AFFECT OUR OPERATIONS AND MAY RESULT IN HIGHER OPERATING COSTS OR INCREASED COMPETITION FOR US.

         Our success will depend not only on competitive factors, but also on state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting us may change at any time, and these changes may adversely affect our business.

         We are subject to extensive regulation by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.

         We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our bank, others will increase our costs of doing business and could assist our competitors, some of which are not subject to similar regulation.

         The Gramm-Leach-Bliley Act became effective on March 11, 2000. This major banking legislation permits affiliation among depository institutions and entities whose activities are considered financial in nature. Activities that are expressly considered financial in nature include securities and insurance underwriting and agency, investment management and merchant banking. With certain exceptions, this act similarly expanded the authorized activities of subsidiaries of national banks and, indirectly through the provisions of state law, Georgia banks. In general, these expanded powers are reserved to bank holding companies and banks where all depository institutions affiliated with them are well capitalized and well managed based on applicable banking regulation. The act clarifies state regulation of insurance products sold by depository institutions, imposes rules on data privacy and repeals some of the exemptions enjoyed by banks under federal securities laws relating to the offering of securities and the licensing of broker-dealers and investment advisors. This act will be the subject of extensive rulemaking by federal banking regulators and others. Although the effects of this legislation will only begin to be understood over the next several years and cannot presently be predicted with any certainty, it may accelerate trends toward larger financial services companies offering a wider range of products and services. Firms of this type may have increased resources and market power that may adversely affect our ability to compete effectively.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of this information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover and we have no obligation to update or revise any of these forward-looking statements.

         These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described in "Risk Factors" (page 3).

                                  THE OFFERING

MAXIMUM OFFERING/MINIMUM AND MAXIMUM INVESTMENT

         We will offer a maximum of 640,000 shares of common stock. The minimum purchase for any investor is 100 shares of common stock, unless Southern Community Bancshares, Inc., in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor is 50,000 shares of common stock, unless Southern Community Bancshares, Inc., in its sole discretion, accepts a subscription for a greater number of shares.

PURCHASES BY DIRECTORS AND OFFICERS

         Our directors and officers intend to purchase 200,000 shares in this offering, although they may purchase more or less.

SUBSCRIPTION

         As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the common stock, subscribers will be required to deliver to Southern Community Bancshares, Inc. a check in an amount equal to $12.50 times the number of shares subscribed for. All subscriptions are subject to immediate acceptance in the discretion of the Company.

COMPANY DISCRETION

         We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. Without limiting the generality of the foregoing, we also reserve the right to accept subscriptions on a prorated basis if we receive subscriptions for more than 640,000 shares. We will notify all subscribers whether their subscriptions have been accepted. With respect to any subscriptions that we do not accept in whole or in part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

OFFERING PERIOD

         The offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Eastern standard time, on December 31, 2002, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 90 days (i.e., March 31, 2003). We will promptly notify subscribers of any extensions. The date on which this offering ends plus any extension is referred to in this prospectus as the "expiration date."

         We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions will provide adequate capitalization for Southern Community Bancshares, Inc.

PLAN OF DISTRIBUTION

         Southern Community Bancshares, Inc.'s directors and officers will offer and sell the common stock on a best efforts basis without compensation. Our officers and directors intend to market the shares directly to our existing shareholders, customers of our subsidiary bank, and personal contacts. Our officers and directors plan to market these parties through personal and telephonic contact and by delivering offering information through the mail. We may also place a so-called "tombstone" advertisement in the local newspaper.

         We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 because they will not receive compensation for these efforts, their activities in connection with the offering will be in addition to their other duties, and they will satisfy the other requirements of such Rule. We also believe that these officers and directors will not be deemed to be statutory underwriters under Section 2(a)(11) of the Securities Act of 1933. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. However, we have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect the sales of common stock through brokers or dealers will comprise a major part of this offering.

HOW TO SUBSCRIBE

         Each prospective investor who desires to purchase 100 or more shares must:

         1. Complete, date and execute the Subscription Agreement that is attached as Exhibit "A" to this prospectus.

         2. Make a check payable to "Southern Community Bancshares, Inc." in an amount equal to $12.50 multiplied by the number of shares subscribed for.

         3.       Return the completed Subscription Agreement as follows:

                  By hand, U.S. Mail or overnight delivery to:
                  Southern Community Bancshares, Inc.
                  P. O. Box 142069
                  Fayetteville, Georgia  30214
                  Attention:  Gary D. McGaha, President

         4. On our receipt of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

                                 USE OF PROCEEDS

         We will use the proceeds from the sale of shares of the common stock offered by this prospectus to pay expenses of this offering, which are not expected to exceed $150,000, and for working capital to expand our business. Expansion covers the growth of the Company's assets in existing locations, the building of new locations to serve existing and new markets, and acquisitions.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2002, and pro forma capitalization as of completion of the offering, assuming that the percentage number of shares of the common stock are sold.

                                     Actual as
                                        of            100%         50%             25%               10%
                                     March 31,         As          As              As                As
                                       2002         Adjusted     Adjusted       Adjusted          Adjusted
                                    ----------    -----------   -----------    -----------       ----------
Total debt.....................     $        0    $         0   $         0    $         0       $        0

Shareholders' equity:

Common stock, no par
value, 10,000,000 shares
authorized (810,983
shares issued and
outstanding as of 3/31/02;
1,450,983, 1,130,983,
970,983 and 874,983
shares will be issued and
outstanding assuming the
percentage of the offering
is sold, respectively..........     $8,105,783    $15,955,783   $11,955,783    $ 9,955,783       $8,755.783


Retained earnings..............     $  309,751    $   309,751   $   309,751    $   309,751       $  309,751

Accumulated comprehensive
income.........................     $   49,927    $    49,927   $    49,927    $    49,927       $   49,927


Total shareholders' equity.....     $8,465,461    $16,315,461   $12,315,461    $10,315,461       $9,115,461

(1)      Proceeds reduced by estimated offering expenses of $150,000.

                                 DIVIDEND POLICY

         We have never declared or paid dividends and cannot assure that we will be able to pay dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, capital requirements, general business conditions, regulatory restrictions on the payment of dividends and other factors our Board of Directors deems relevant.

                                    DILUTION

         If you invest in our common stock, your interest will be diluted to the extent the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

         Our net tangible book value as of March 31, 2002, was approximately $8.5 million, or $10.44 per share of common stock. After giving effect to our sale of the 640,000 shares of common stock offered by this prospectus at a public offering price of $12.50 per share and after deducting estimated offering expenses, our adjusted net tangible book value as of March 31, 2002, would have been approximately $16.3 million, or $11.24 per share, and an immediate dilution to new investors of $1.26 per share. The following table illustrates the per share dilution to new investors:

                                                                100%           50%           25%           10%
                                                               ------        ------        ------        ------
Assumed public offering price per share ...............        $12.50        $12.50        $12.50        $12.50

Net tangible book value per share .....................        $10.44        $10.44        $10.44        $10.44

Increase (decrease) per share attributable
to this offering ......................................        $ 0.80        $ 0.45        $ 0.18        $(0.02)

Net tangible book value per share after the
offering ..............................................        $11.24        $10.89        $10.62        $10.42

Dilution per share to new investors in this
offering ..............................................        $ 1.26        $ 1.61        $ 1.88        $ 2.08

         The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 2002. The foregoing discussion and tables exclude options to purchase 113,833 shares of common stock outstanding as of March 31, 2002 at an exercise price of $12.25 per share. To the extent that any of these shares are issued, there will be further dilution to new investors.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following summary presents selected financial information for Southern Community Bancshares, Inc. and Southern Community Bank as of, and for the three months ended March 31, 2002, the years ended, December 31, 2001 and 2000 and period from August 16, 1999, date of inception, to December 31, 1999. We have derived the financial information as of and for the periods ended December 31, 2001, 2000 and 1999 from our audited financial statements and the notes to those financial statements. The summary selected financial data should be read in conjunction with Southern Community Bancshares, Inc.'s and Southern Community Bank's financial statements and the related notes.

                                                                        AS OF AND FOR THE PERIOD ENDED
                                                              MARCH 31,                  DECEMBER 31,
                                                                2002          2001         2000 (1)         1999

                                                                         (DOLLARS AND NUMBERS IN THOUSANDS,
                                                                               EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Net interest income (expense)                                  $  967        $2,947        $ 1,015         $  (14)
Provision for loan losses                                      $   42        $  389        $   420            N/A
Non-interest expense                                           $  700        $2,163        $ 1,106         $  192
Income (loss) before taxes                                     $  299        $  846        $  (468)        $ (205)
Income tax expense                                             $  114        $   48        $    --         $   --
Net income (loss)                                              $  186        $  798        $  (468)        $ (205)

COMMON SHARE SUMMARY:
Basic and diluted
earnings (losses) per share           $   0.23         $   0.98         $  (0.58)         $   (0.25) (2)
Book value per share                  $  10.44         $  10.31         $   9.44          $   (0.25) (2)
Weighted average shares
                                      $810,983          810,983          810,983            810,983

BALANCE SHEET SUMMARY:
Total assets                          $ 95,004         $ 85,746         $ 60,638          $     759
Loans, net of allowance
for loan losses                       $ 70,494         $ 64,920         $ 31,073                N/A
Securities, at fair value             $ 13,083         $ 13,128         $ 21,211                N/A
Non interest-bearing deposits         $ 14,376         $ 10,649         $  7,930                N/A
Total deposits                        $ 83,567         $ 74,695         $ 47,881                N/A
Shareholders' equity (deficit)        $  8,465         $  8,360         $  7,658          $    (205)

CAPITAL RATIOS:
Total risk-based capital ratio           11.70%           12.82%           19.08%               N/A
Tier 1 risk-based capital ratio          10.64%           11.68%           18.06%               N/A
Tier 1 leverage ratio                     9.25%            9.20%           13.79%               N/A
Shareholders' equity to assets            8.91%            9.75%           12.62%            (27.01)%

(1) Banking operations are from June 2, 2000 (date of commencement of operations) to December 31, 2000. Prior to June 2, 2000, the Bank's activities consisted of organizational activities and the sale of stock.

(2)      Based on 810,983 shares issued in organization.

         The following summary presents Southern Community Bancshares, Inc.'s and Southern Community Bank's selected asset quality data and selected financial ratios as of, and for the three months ended March 31, 2002, the years ended December 31, 2001 and 2000 and the period from August 16, 1999, date of inception, to December 31, 1999. The summary selected asset quality data and selected financial ratios should be read in conjunction with Southern Community Bank's financial statements and the related notes.

                                                                            AS OF AND FOR THE PERIOD ENDED
                                                                MARCH 31,                        DECEMBER 31,
                                                                  2002             2001            2000 (1)        1999
                                                                                (DOLLARS IN THOUSANDS)
SELECTED ASSET QUALITY DATA:
Loans past due 90 days or more
and still accruing interest                                    $     --         $      6         $      1           N/A
Non-accrual loans                                              $     32         $     50         $     --           N/A

Total non-performing loans                                     $     32         $     50         $     --           N/A
Other real estate owned and
other foreclosed assets                                        $     --         $     --         $     --           N/A

SELECTED FINANCIAL RATIOS:
Return on average assets                                           0.82%            1.05%           (1.29)%         N/A
Return on average shareholders' equity                             8.68%            9.78%           (6.75)%         N/A
Efficiency ratio                                                     67%              64%             105%          N/A
Net interest margin                                                4.61%            4.16%            3.25%          N/A
Allowance for loan losses as a percentage of
     total loans                                                   1.19%            1.22%           (1.29)%         N/A
     total non-performing loans                                 2643.29%         1607.71%             N/A           N/A
Non-performing loans to total loans                                 .04%             .08%             N/A           N/A
Non-performing assets to total assets                               .03%             .06%             N/A           N/A
Net charge-offs to average loans                                    --%              .01%             N/A           N/A

(1) Banking operations are from June 2, 2000 (date of commencement of operations) to December 31, 2000. Prior to June 2, 2000, the Bank's activities consisted of organizational activities and the sale of stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

         The following is a discussion of Southern Community Bank's financial condition at December 31, 2001 and 2000 and the results of operations for the years then ended. Also included is a discussion of Southern Community Bancshares, Inc.'s and Southern Community Bank's consolidated financial condition at March 31, 2002 and the results of operations for the period then ended (prior to January 1, 2002 Southern Community Bancshares, Inc. was a shell corporation created in preparation for Southern Community Bank's reorganization into a holding company structure). The purpose of this discussion is to focus on information about the Company's and the Bank's financial conditions and results of operations that are not otherwise apparent from the audited and unaudited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

OVERVIEW FOR THE YEAR ENDED DECEMBER 31, 2001

         Southern Community Bank's 2001 results were highlighted by reporting net income of $798,000 in its first full year of operations and by completely recouping operating losses incurred since its inception on August 16, 1999. Our significant loan and deposit growth should provide a base for continued profitability. In anticipation of continued growth, we are seeking to raise up to an additional $8 million in capital through this public offering.

FINANCIAL CONDITIONS AS OF DECEMBER 31, 2001 AND 2000

         Following is a summary of Southern Community Bank's balance sheets for the years indicated:

                                                                     December 31,
                                                                 2001           2000
                                                               ----------------------
                                                               (Dollars in Thousands)
Cash and due from banks ...............................        $ 1,405        $ 1,953
Federal funds sold ....................................          2,532          2,650
Securities ............................................         13,128         21,211
Loans, net ............................................         64,920         31,073
Premises and equipment ................................          3,061          3,067
Other assets ..........................................            700            684
                                                               -------        -------

                                                               $85,746        $60,638
                                                               =======        =======

Total deposits ........................................        $74,695        $47,881
Securities sold under repurchase agreements ...........          2,210          4,814
Other liabilities .....................................            480            285
Shareholders' equity ..................................          8,361          7,658
                                                               -------        -------

                                                               $85,746        $60,638
                                                               =======        =======

         As of December 31, 2001, Southern Community Bank had total assets of $85.7 million, an increase of 41.4% over December 31, 2000. Total interest-earning assets were $81.3 million as of December 31, 2001, or 95% of total assets, as compared to 92% of total assets as of December 31, 2000. Southern Community Bank's primary interest-earning assets as of December 31, 2001 were loans, which made up 81% of total interest-earning assets, as compared to 52% as of December 31, 2000. Its loan to deposit ratio was 88% as of December 31, 2001, as compared to 66% as of December 31, 2000. Deposit growth in 2001 of $26.8 million has been used to fund loan growth of $34.2 million. The balance of federal funds sold as of December 31, 2001 may decrease as loan volume increases.

         Southern Community Bank's securities portfolio, consisting of U.S. Government and Agency securities and mortgage-backed securities, amounted to $13.1 million as of December 31, 2001. Net unrealized gains on securities amounted to $211,000 as of December 31, 2001, as compared to $226,000 as of December 31, 2000. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

         Southern Community Bank has 78% of its loan portfolio collateralized by real estate located in its primary market area of Fayette County, Georgia and surrounding counties. Its real estate construction portfolio consists of loans collateralized by loans to build one- to four-family residential properties. We generally require that loans collateralized by real estate not exceed 80%-85% of the collateral value.

         The remaining 22% of the loan portfolio consists of commercial, consumer, and other loans. Southern Community Bank requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

         The specific economic and credit risks associated with Southern Community Bank's loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy that could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in the Bank's market area are stable with no indications of a significant downturn in the general economy.

         Southern Community Bank attempts to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, the Bank establishes and periodically reviews its lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital or net assets and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

LIQUIDITY AND CAPITAL RESOURCES AS OF DECEMBER 31, 2001

         The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities and accessibility to market sources of funds.

         Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

         Southern Community Bank's liquidity and capital resources are monitored on a periodic basis by management and State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, the Bank's liquidity was considered satisfactory.

         As of December 31, 2001, Southern Community Bank had loan commitments outstanding of $17.6 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow funds and purchase federal funds from other financial institutions. As of December 31, 2001, the Bank had arrangements with one commercial bank for additional short-term advances of $2 million in aggregate. The Bank has filed an application with the Federal Home Loan Bank for another line of credit in a range from $5 - $7 million. As of the date of this Prospectus the application is pending.

         As of December 31, 2001, Southern Community Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. Our shareholders' equity increased due to net income in 2001 of $798,000.

         In the future, the primary source of funds available to the holding company will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $124,000 in dividends without regulatory approval.

         The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Bank as of December 31, 2001 are as follows:

                                                               Regulatory
                                          Actual              Requirements
Leverage capital ratio                     9.20%                  4.00%
    Core capital....................      11.68%                  4.00%
    Total capital...................      12.82%                  8.00%

         As of December 31, 2001, Southern Community Bank had commitments for the purchase of land for future expansion of approximately $487,000.

         These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements. Anticipated future earnings and proceeds from our stock offering will assist in keeping these ratios at satisfactory levels.

         We believe that our liquidity and capital resources, inclusive of the results of our pending stock offering, will be adequate and will meet our foreseeable short and long-term needs (i.e., more than one year). We anticipate that the Bank will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

         Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on Southern Community Bank's liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

EFFECTS OF INFLATION

         The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Bank's interest rate sensitive assets and liabilities, see "Asset/Liability Management."

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

         The following is a summary of Southern Community Bank's operations for the years indicated. The results of operations for the year ended December 31, 2000 included seven months of banking operations, as we opened for business June 2, 2000.

                                                                     Year Ended December 31,
                                                                    ------------------------
                                                                      2001           2000
                                                                    --------        --------
                                                                     (Dollars in Thousands)
      Interest income .......................................        $ 5,860        $ 2,107
      Interest expense ......................................          2,913          1,092
      Net interest income ...................................          2,947          1,015
      Provision for loan losses .............................            389            420
      Other income ..........................................            451             43
      Other expenses ........................................          2,163          1,106
      Pretax income .........................................            846           (468)
      Income taxes ..........................................             48             --
      Net income ............................................        $   798        $  (468)

Net interest income

         Southern Community Bank's results of operations are determined by its ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, the Bank's ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

         Southern Community Bank's net yield on average interest-earning assets was 4.16% in 2001, as compared to 3.25% in 2000. Average loans increased by $33.0 million, which accounted for the majority of a $39.7 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $33.7 million with average interest-bearing demand and savings, and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 8.26% in 2001 from 6.75% in 2000. The rate paid on average interest-bearing liabilities increased to 4.94% in 2001 from 4.33% in 2000. The increase in net interest income and net yield was due to a significant increase in volume of interest-earning assets combined with an increase in yield on interest-earning assets in comparison to 2000.

Provision for loan losses

         The provision for loan losses was $389,000 in 2001, as compared to $420,000 in 2000. The amounts provided were due primarily to the growth of the loan portfolio and to inherent risk in the loan portfolio. Based upon our evaluation of the loan portfolio, we believe the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, past experience, underlying collateral values and current economic conditions that may affect the borrower's ability to repay. As of December 31, 2001, we had $49,546 non-accrual loans, as compared to none as of December 31, 2000. The allowance for loan losses as a percentage of total loans as of December 31, 2001 and 2000 was 1.22% and 1.33%, respectively. Actual loan charge-offs were $5,000 during 2001, as compared to none in 2000.

Other income

         Other income consists of service charges on deposit accounts, gain on sale of securities and other operating income. Other income increased to $451,000 in 2001, from $43,000 in 2000. This increase is due primarily to an increase in service charges on deposit accounts of $115,000, an increase in brokerage income of $51,000, and an increase in gain on sales of securities of $234,000.

Other expense

         Other expenses were $2,163,000 in 2001, as compared to $1,106,000 in 2000, an increase of $1,057,000. Salaries and employee benefits increased by $513,000 due to an increase in the number of full time equivalent employees from 17 to 27, and to the fact that the year ended December 31, 2000 included only seven months of banking operations. Equipment and occupancy expenses increased by $224,000 and other operating expenses increased by $320,000 due primarily to the year ended December 31, 2001 included twelve months of banking operations compared to seven months of operations in 2000.

Income tax

         Southern Community Bank has reported income taxes for 2001 of $48,000 as compared to no income taxes in 2000. Prior to, and for part of 2001, we utilized net operating losses to offset taxable income.

ASSET/LIABILITY MANAGEMENT AS OF DECEMBER 31, 2001

         Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures designed to ensure acceptable composition of the asset/liability mix. Our management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships and corporations.

         Southern Community Bank's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If the Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

         Changes in interest rates also affect the Bank's liquidity position. The Bank currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

         As of December 31, 2001, the Bank's cumulative one year interest rate-sensitivity gap ratio was 90%. Its targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate slower than our interest-bearing liabilities.

         The following table sets forth the distribution of the repricing of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within this period and at different rates.

                                                                           After        After
                                                                           Three         One
                                                                           Months        Year
                                                              Within         but          but         After
                                                              Three        Within        Within       Five
                                                              Months       One Year    Five Years     Years         Total
                                                                                 (Dollars in Thousands)
Interest-earning assets
   Federal funds sold ..................................      $ 2,532      $     --       $    --      $    --      $ 2,532
   Securities ..........................................           --         6,874         2,528        3,726       13,128
   Loans ...............................................       38,494         5,540        20,883          806       65,723
                                                              -------      --------       -------      -------      -------
                                                               41,026        12,414        23,411        4,532       81,383
                                                              -------      --------       -------      -------      -------

Interest-bearing liabilities:
   Interest-bearing demand deposits ....................       21,050            --            --           --       21,050
   Savings .............................................          920            --            --           --          920
   Certificates, less than $100,000 ....................        4,674        18,650         4,273           --       27,597
   Certificates, $100,000 and over .....................        3,837         7,949         2,693           --       14,479
   Securities sold under repurchase agreements .........        2,210            --            --           --        2,210
                                                              -------      --------       -------      -------      -------
                                                               32,691        26,599         6,966           --       66,256
                                                              -------      --------       -------      -------      -------
Interest rate sensitivity gap ..........................      $ 8,335      $(14,185)      $16,445      $ 4,532      $15,127
                                                              -------      --------       -------      -------      -------

Cumulative interest rate sensitivity gap ...............      $ 8,335      $ (5,850)      $10,595      $15,127

Interest rate sensitivity gap ratio ....................         1.25           .47          3.36           --

Cumulative interest rate sensitivity gap ratio .........         1.25           .90          1.16         1.23

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

         The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of Southern Community Bank's assets, liabilities and shareholders' equity, the interest rates it experiences; its investment portfolio; its loan portfolio, including types of loans, maturities and sensitivities of loans to changes in interest rates and information on non-performing loans; summary of the loan loss experience and reserves for loan losses; types of deposits and the return on equity and assets.

Interest differentials

Average balances

         The average balance sheet for the years indicated is presented below.
(1)

                                                   Year Ended December 31,
                                                     2001          2000
                                                   -----------------------
ASSETS                                              (Dollars in Thousands)

  Cash and due from banks ...................      $  1,430       $  2,132
  Taxable securities ........................        16,276         12,074
  Securities valuation account ..............           284            (12)
  Federal funds sold ........................         5,175          4,699
  Loans (2) .................................        49,476         14,449
  Allowance for loan losses .................          (612)          (177)
  Other assets ..............................         3,729          3,112
                                                   --------       --------
                                                   $ 75,758       $ 36,277
                                                   --------       --------
  Total interest-bearing assets .............      $ 70,927       $ 31,222
                                                   ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits:
     Non-interest-bearing demand ............      $  8,394       $  3,926
     Interest-bearing demand and savings ....        18,135          6,820
     Time ...................................        37,794         17,471
                                                   --------       --------

         Total deposits .....................        64,323         28,217

     Other liabilities ......................           288            165
     Other borrowings .......................         2,987            957
                                                   --------       --------

         Total liabilities ..................        67,598         29,339
                                                   --------       --------
     Shareholders' equity ...................         8,160          6,938
                                                   --------       --------
                                                   $ 75,758       $ 36,277
                                                   ========       ========

  Total interest-bearing liabilities ........      $ 58,916       $ 25,248
                                                   ========       ========

(1) For each category, average balances were determined using the daily average balances during the year.

(2) The average balance of non-accrual loans included in average loans for 2001 was $33,000. There were no non-accrual loans for 2000.

Interest income and interest expense

         The following tables set forth the amount of Southern Community Bank's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                                        Year Ended December 31
                                                                     2001                    2000
                                                             --------------------------------------------
                                                                        Average                 Average
                                                            Interest      Rate      Interest      Rate
                                                           ----------------------------------------------
                                                                        (Dollars in Thousands)
Interest Income:
  Interest and fees on loans (1).......................       $4,561       9.22%      $1,132       7.83%
  Interest on taxable securities.......................        1,090       6.70          761       6.30
  Interest on federal funds sold.......................          209       4.04          214       4.55
  Total interest income................................        5,860       8.26%       2,107       6.75%

  Interest Expense:
     Interest on interest-bearing
       demand and savings deposits.....................          521       2.87%         203       2.98%
     Interest on time deposits.........................        2,298       6.08          828       4.74
     Other borrowings..................................           94       3.15           61       6.37

     Total interest expense                                    2,913       4.94%       1,092       4.33%

   Net Interest Income                                        $2,947                  $1,015
                                                              ------                  ------

     Net interest spread                                                   3.32%                   2.42%
                                                                           ====                    ====

     Net yield on average interest-earning assets......                   4.16%                   3.25%
                                                                          =====                   =====

(1) Interest and fees on loans includes $499,000 and $164,000 of loan fee income for the years ended December 31, 2001 and 2000, respectively. There was no interest income recognized on non-accrual loans during 2001 or 2000.

Rate and volume analysis

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to:

         -        change in volume (change in volume multiplied by old rate);

         -        change in rate (change in rate multiplied by old volume); and

         -        a combination of change in rate and change in volume.

The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                                 Year Ended December 31,
                                                                       2000 vs. 2001
                                                                      Changes Due To:
                                                          Rate            Volume           Total
                                                          -----           ------          -------
                                                               (Dollars in Thousands)
Increase (decrease) in:
  Income from interest-earning assets:
  Interest and fees on loans ...................          $ 234           $3,195          $ 3,429
  Interest on taxable securities ...............             51              278              329
  Interest on federal funds sold ...............            (26)              21               (5)
                                                          -----           ------          -------

         Total interest income .................            259            3,494            3,753
                                                          -----           ------          -------

  Expense from interest-bearing liabilities:
  Interest on interest-bearing demand
     and savings deposits ......................             (8)             326              318
  Interest on time deposits ....................            287            1,183            1,470
  Interest on other borrowings .................            (44)              77               33
                                                          -----           ------          -------

         Total interest expense ................            235            1,586            1,821
                                                          -----           ------          -------

         Net interest income ...................          $  24           $1,908          $ 1,932
                                                          =====           ======          =======

Investment portfolio

Types of investments

         The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                              December 31,
                                                         2001              2000
                                                        -------          -------
                                                         (Dollars in Thousands)

U.S. Government agencies .....................          $ 9,402          $15,413
Mortgage-backed securities ...................            3,726            5,798
                                                        -------          -------
                                                         13,128           21,211
                                                        =======          =======

Maturities

         The amounts of securities, including the weighted average yield in each category as of December 31, 2001, are shown in the following table according to contractual maturity classifications one year or less, after one through five years, after five through ten years and after ten years.

                                         After one             After five
                                      through five years   through ten years
                                      Amount    Yield(1)   Amount     Yield(1)
                                      ------    --------   ------     --------
U.S. Government agencies...........   $1,034      7.25%    $6,347      6.71%

                                       After ten years           Total
                                      Amount    Yield(1)   Amount     Yield(1)
                                      ------    --------   ------     --------

U.S. Government agencies...........   $5,747      6.94%   $13,128      6.85%

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

Loan portfolio

Types of loans

         The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                       December 31,
                                                  2001               2000
                                                --------           --------
                                                   (Dollars in Thousands)

Commercial ...........................          $ 12,198           $  8,027
Real estate-construction .............            19,590             11,253
Real estate-mortgage .................            31,894             11,298
Consumer installment and other .......             2,151                974

Less:
  Allowance for loan losses ..........              (804)              (420)
  Unearned loan fees .................              (109)               (59)

         Net loans ...................          $ 64,920           $ 31,073

Maturities and sensitivities of loans to changes in interest rates

         Total loans as of December 31, 2001 are shown in the following table according to contractual maturity classifications one year or less, after one year through five years and after five years.

                                                 December 31, 2001
                                               ----------------------
                                               (Dollars in Thousands)
Commercial
     One year or less ......................          $ 5,683
     After one through five years ..........            4,864
     After five years ......................            1,651
                                                      -------
                                                       12,198
                                                      -------

Construction
     One year or less ......................           19,590
     After one through five years ..........               --
     After five years ......................               --
                                                      -------
                                                       19,590
                                                      -------

Other
     One year or less ......................           15,874
     After one through five years ..........           12,183
     After five years ......................            5,988
                                                      -------
                                                       34,045
                                                      -------
                                                       65,833
                                                      =======

         The following table summarizes loans as of December 31, 2001 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                                              December 31, 2001
                                                              ------------------
                                                             (Dollars in Thousands)

Predetermined interest rates............................           $18,965

Floating or adjustable interest rates...................             5,721
                                                                   -------

                                                                   $24,686
                                                                   =======


Risk elements

         Information with respect to non-accrual, past due and restructured loans as of December 31, 2001 and 2000 is as follows:

                                                                   December 31,
                                                                2001         2000
                                                                ----         ----
                                                             (Dollars in Thousands)

Non-accrual loans .....................................          $50          $0

Loans contractually past due 90
     days or more as to interest or
     principal payments and still accruing ............          $ 6          $1
Restructured loans ....................................           --          --
Loans, now current about which there are
serious doubts as to the ability of the
borrower to comply with loan repayment terms ..........           --          --
Interest income that would have been recorded
on non-accrual and restructured loans under
original terms ........................................          $ 1          --
Interest income that was recorded on
non-accrual and restructured loans ....................           --          --

         It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. This status is accorded interest when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected, and the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection.

         There may be occasions that arise when the Bank identifies potential repayment problems for a borrower that is presently current. This situation may come about because of a localized economic event or trends in some market segment. The Bank monitors this type situation or the relative possibility of some occurrence through national and local economic forecasting and reporting publications and other sources. Should the Bank have a doubt about the ability of a borrower or segment of borrowers to repay obligations in full, these concerns are addressed through our normal credit grading and loss reserve allocation channels. Collection of these loans, or any other delinquent or impaired loans, will proceed through normal collection channels beginning with a written standard notification from the Bank and progressing to in person counseling of the borrower by an officer to determine current financial ability to repay, future prospects and to develop a plan of action. Depending on the complexity of the credit the Bank may employ legal counsel to assist us in any aspect of the collection process. Finally, a loan will be charged off against the loss reserve when the Bank has doubts about the borrower's ability to repay and doubts that the collateral is sufficient to repay the debt.

         Loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity or capital resources. These classified loans do not represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Summary of loan loss experience

         The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

                                                                       Year Ended December 31,
                                                                      2001                 2000
                                                                   ---------            ---------
                                                                       (Dollars in Thousands)
Average amount of loans outstanding .....................             49,476               14,449
                                                                   =========            =========

Balance of allowance for loan losses
at beginning of year ....................................                420                   --

Loans charged off:
      Installment .......................................                 (5)                  --

Loans recovered: ........................................                 --                   --
                                                                   ---------            ---------

Net charge-offs .........................................                 (5)                  --
                                                                   ---------            ---------
Additions to allowance charged to operating
expense during year .....................................                389                  420

Balance of allowance for loan losses
at end of year ..........................................          $     804            $     420
                                                                   =========            =========

Ratio of net loans charged off during the
year to average loans outstanding .......................                .01%                  -%

Allowance for loan losses

         The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower's ability to pay and the underlying collateral value of the loans. Based on our best estimate, the allowance for loan losses of $804,000 at December 31, 2001 and $420,000 at December 31, 2000 was adequate.

As of December 31, 2001 and 2000, we had made the following allocations of our allowance for loan losses. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                              December 31, 2001                 December 31, 2000
                                                         ---------------------------       --------------------------
                                                             Percent of loans in               Percent of loans in
                                                                each category                     each category
                                                         Amount       to total loans       Amount      to total loans
                                                         ------       --------------       ------      --------------
                                                                         (Dollars in Thousands)
Commercial                                               $  271            18.53%          $   89            25.44%
Construction loans secured by real
estate                                                   $  279            29.76%          $  256            35.66%
Real estate - mortgage                                       --            48.45%              --            35.81%
Consumer and other loans                                 $  108             3.26%          $   45             3.09%
Unallocated                                              $  145               --           $   30               --

    Total                                                $  803           100.00%          $  420           100.00%
                                                         ======          =======           ======          =======

Deposits

         Average amount of deposits and average rates paid thereon, classified as to non-interest-bearing demand deposits, interest-bearing demand deposits, savings deposits and time deposits is presented below.(1)

                                                                                    Year Ended December 31,
                                                                         2001                                   2000
                                                               -------------------------              -------------------------
                                                                 AMOUNT          PERCENT                AMOUNT          PERCENT
                                                                                   (Dollars in Thousands)
Non-interest-bearing demand deposits ................          $   8,394            --%               $   3,926            --%
Interest-bearing demand and savings deposits ........             18,135          2.87                    6,820          2.98
Time deposits .......................................             37,794          6.08                   17,471          4.74
                                                               ---------                               --------
                                                               $  64,323                               $ 28,217
                                                               =========                               ========

(1)      Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of three months or less, over three through six months, over six through twelve months and over twelve months.

                                                                          December 31, 2001
                                                                       ----------------------
                                                                       (Dollars in Thousands)
         Three months or less ....................................          $   3,837
         Over three through six months ...........................              1,647
         Over six through twelve months ..........................              6,301
         Over twelve months ......................................              2,693
                                                                            ---------
                  Total ..........................................          $  14,478
                                                                            =========

Return on assets and shareholders' equity

The following rate of return information for the years indicated is presented below.

                                                                           Year Ended December 31,
                                                                            2001             2000
                                                                           -----            -----
Return on assets (1)........................................                1.05%           (1.29)%

Return on equity (2)........................................                9.78            (6.75)

Dividend payout ratio (3)...................................                 n/a              n/a

Equity to assets ratio (4)..................................               10.77            19.13

(1)      Net income divided by average total assets.

(2)      Net income divided by average equity.

(3) Dividends declared per share of common stock divided by net income per share.

(4)      Average common equity divided by average total assets

FINANCIAL CONDITION AS OF MARCH 31, 2002

         Total assets increased from $85.7 million to $95.0 million, or 10.8% for the three months ended March 31, 2002. The growth was funded primarily from increases in total deposits, which increased by $8.9 million. The most significant changes in assets were increases of $5.6 million in total loans and $2.0 million in federal funds sold for the three month period. Management continues to invest excess liquidity in loans, which provide greater returns. The loan to deposit ratio at March 31, 2002 was 85% compared to 64% for the same period in 2001.

         Stockholders' equity increased by $105,000 for the three months ended March 31, 2002. The net increase consists of net income of $186,000 and a decrease in unrealized gains on securities of $81,000.

LIQUIDITY AS OF MARCH 31, 2002

         Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. We monitor and maintain appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

         At March 31, 2002, the Bank's liquidity was considered satisfactory in relation to regulatory guidelines and internal target ratios.

REGULATORY CAPITAL REQUIREMENTS AS OF MARCH 31, 2002

         Banking regulations require us to maintain minimum capital levels in relation to assets. At March 31, 2002, the Company's and Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company and the Bank at March 31, 2002 are as follows:

                                                          Southern                Southern               Regulatory
                                                          Community               Community                Minimum
                                                       Bancshares, Inc.             Bank                 Requirement
         Leverage Capital Ratio                              9.25%                  9.22%                   4.00%
         Risk-Based Capital Ratios
               Core Capital                                 10.64%                 10.61%                   4.00%
               Total Capital                                11.70%                 11.68%                   8.00%

RESULTS OF OPERATION FOR THE PERIOD ENDED MARCH 31, 2002

Net Interest Income

         Net interest income increased by $391,000 for the three months ended March 31, 2002, compared to the same period in 2001. The increase in net interest income for the three month period ended March 31, 2002 is attributable to an increase in earning assets of $24.6 million as compared to March 31, 2001. Loans increased during this period by $33.3 million, which provide the higher yields to the Company. During this same period, total deposits increased by $24.0 million, which included an increase of $17.3 million in interest-bearing deposits and an increase of $6.7 million in non-interest bearing deposits. The overall result of an increase or decrease in net interest income is based on the spread between rates earned on interest earning assets and rates paid on interest bearing liabilities. The net interest margin increased to 4.61% at March 31, 2002 as compared to 4.04% at March 31, 2001.

Provision for Loan Losses

         The provision for loan losses represents a charge to earnings in the current period to maintain an allowance for potential loan losses. These charges are at a level that management determines is adequate based on the makeup of the loan portfolio and current economic considerations. The provision for loan losses was $42,000 for the three month period ended March 31, 2002, as compared to $60,000 for the three month period ended March 31, 2001. The allowance for loan losses as a percentage of total loans was 1.19% as of March 31, 2002 compared to 1.26% at March 31, 2001. The allowance for loan losses was considered adequate at March 31, 2002 and 2001.

         At March 31, 2002 and 2001, nonaccrual, past due, and restructured loans were as follows:

                                                                         March 31,             March 31,
                                                                            2002                  2001
                                                                         ---------             ---------
                                                                             (Dollars in thousands)
         Total nonaccruing loans                                           $  32                 $  --
         Loans contractually past due ninety days
           or more as to interest or principal
           payments and still accruing                                        --                    --
         Restructured loans                                                   --                    --

         It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected or (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

         Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

         Information regarding certain loans and allowance for loan loss data for the three months ended March 31, 2002 and 2001 is as follows:

                                                                                   Three Months Ended
                                                                                       March 31,
                                                                             ----------------------------
                                                                                2002               2001
                                                                             ---------          ---------
                                                                                  (Dollars in thousands)
Average amount of loans outstanding for the period ................          $  68,327          $  33,875
                                                                             =========          =========

Balance of allowance for loan losses at beginning of period .......          $     804          $     420
                                                                             ---------          ---------
Loans charged off
   Commercial .....................................................                 --                 --
   Real estate ....................................................                 --                 --
   Installment ....................................................                 --                 --
                                                                             ---------          ---------
                                                                                    --                 --
                                                                             ---------          ---------
Loans recovered
   Commercial .....................................................                 --                 --
   Real estate ....................................................                 --                 --
   Installment ....................................................                 --                 --
                                                                             ---------          ---------
                                                                                    --                 --
                                                                             ---------          ---------

Net charge-offs ...................................................                 --                 --
                                                                             ---------          ---------

Additions to allowance charged to operating expense during period .                 42                 60
                                                                             ---------          ---------

Balance of allowance for loan losses at end of period .............                846                480
                                                                             =========          =========

Ratio of net loans charged-off during the
   period to average loans outstanding ............................                 --%                --%
                                                                             =========          =========

Other Income

         Other income decreased by $156,000 for the three months ended March 31, 2002, compared to the same period in 2001 due to decreased realized gains on sales of available-for-sale securities of $166,000. Securities were sold during the first three months of 2001 to provide necessary liquidity and loan growth.

Other Expenses

         Other expenses increased by $251,000 for the three months ended March 31, 2002 as compared to the same period in 2001. For the three month period ended March 31, 2002, salaries and employee benefits increased by $113,000, equipment and occupancy expenses increased by $17,000 and other operating expenses increased by $121,000 as compared to the same period in 2001. At March 31, 2002, the number of full-time equivalent employees was 28 compared to 20 at March 31, 2001. The increases in other expenses are primarily due to the growth of the Company. For the three months ended March 31, 2002, we recognized $56,000 of expenses related to the formation of the holding company.

Income Taxes

         We have recorded a provision for income taxes of $114,000 as of March 31, 2002 due to the complete recovery of the accumulated deficit as compared to March 31, 2001.

Net Income

         Net income for the three months ended March 31, 2002 and 2001 was $186,000 and $297,000. The decrease in net income is due to the gain on sale of securities recognized during the three months ended March 31, 2001.

Trends

         We are not aware of any known trends, events or uncertainties, other than the effect of events as described above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. We are also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

                                    BUSINESS

SOUTHERN COMMUNITY BANCSHARES, INC.

         We were organized in July 2001 as a Georgia corporation for the purpose of acquiring all of the common stock of Southern Community Bank, a Georgia bank which opened for business on June 2, 2000. On January 1, 2002, we became the sole shareholder of Southern Community Bank by virtue of a merger between Southern Community Bank and SCB Interim Corporation, a wholly-owned subsidiary of Southern Community Bancshares, Inc. that was created to facilitate the reorganization of Southern Community Bank into a holding company structure. We are a bank holding company within the meaning of the Bank Holding Company Act of 1956 and the Georgia Bank Holding Company Act.

         We were organized to facilitate the Bank's ability to serve its customers' requirements for financial services. The holding company structure provides flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. We have no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that we may make additional acquisitions in the future if such acquisitions are deemed to be in the best interest of our shareholders. Any acquisitions will be subject to certain regulatory approvals and requirements.

SOUTHERN COMMUNITY BANK

         The Bank is a full service commercial bank located at 525 North Jeff Davis Drive, Fayetteville, Fayette County, Georgia 30214. The Bank's primary service area is Fayette County, Georgia. The Bank, however, also serves the adjacent counties, or parts thereof, of Clayton, Coweta, Henry and South Fulton to a lesser extent. The principal business of the Bank is to accept deposits from the public and to make loans and other investments. The principal source of funds for the Bank's loans and investments are demand, time, savings, and other deposits (including negotiable orders of withdrawal or NOW accounts), amortization and prepayments of loans and borrowings. The principal sources of income for the Bank are interest and fees collected on loans, interest and dividends collected on other investments and service charges. The principal expenses of the Bank are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings by the Bank, employee compensation, office expenses and other overhead expenses.

TYPES OF LOANS

         Below is a description of the principal categories of loans made by the Bank and the relative risks involved with each category.
Consumer Loans

Consumer Loans

         Southern Community Bank offers a variety of loans to retail customers in the communities we serve. Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate but less risky than commercial loans. Risk of default is generally determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer type loans is generally managed though policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

         Various types of consumer loans include the following:

                  -        Home equity loans - open and closed end

                  -        Vehicle financing

                  -        Loans secured by deposits

                  -        Overdraft protection lines

                  -        Secured and unsecured personal loans

         The various types of consumer loans all carry varying degrees of risk for the bank. Loans secured by deposits carry little or no risk and in our experience have had a zero default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation to this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. The Bank also requires the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never "upside down." Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. Southern Community Bank also has a blanket policy that covers the Bank in the event of a lapse in the borrowers coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with strict adherence to debt to income ratio limitations and conservative collateral valuations. Overdraft protection lines and other unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, the Bank is completely dependent on the commitment of the borrower to repay and the stability of the borrower's income stream. Again, primary risk management occurs at the underwriting stage with strict adherence to debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Commercial and Industrial Loans

         Southern Community Bank makes loans to small and medium sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type loan may be subject to many different types of risk, which will differ depending on the particular industry a borrower is involved with. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis. When warranted, individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a Loan Committee or Board of Directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to the Bank for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

         This type loan will usually be collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectability in a default situation. To mitigate this risk to collateral, it is underwritten to strict standards including valuations and general acceptability based on the bank's ability to monitor its ongoing health and value.

Commercial Real Estate

         Southern Community Bank grants loans to borrowers secured by commercial real estate located in our market area. In underwriting these type loans we consider the historic and projected future cash flows of the real estate. We make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. We will generally lend up to a maximum 75% loan to value ratio and require a minimum debt coverage ratio of 1.25% or other compensating factors.

         Commercial real estate offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration and loans are audited by a third party auditor. This type loan generally has a shorter maturity than other loan types giving the bank an opportunity to reprice, restructure or decline to renew the credit. As with other loans, all commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the Board of Directors.

Construction and Development Loans

         Southern Community Bank makes residential construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers already secured. This type loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type loan has typically had a greater degree of risk than other loan types. To mitigate that risk, the Board of Directors and management reviews the entire portfolio on a monthly basis. The percentage of our portfolio being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. To further mitigate risk, this type loan is accorded a larger percentage loan loss allowance than other loan types. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

LOAN PARTICIPATIONS

         Southern Community Bank occasionally purchases and sells loans to other banks. Loans are sold for liquidity, yield or lending limit reasons. A desirable loan in other respects may not be in the Bank's best interest considering present liquidity levels. Should this be the case, the Bank may keep a portion of the loan to maintain the relationship while selling the remainder to another bank. Likewise, during periods when interest rates are very low the Bank may desire to make a loan to protect a relationship but not at current market rates. In this event we may sell part or the entire loan so as not to impact levels of profitability. Finally, the Bank may sell part or all of a loan if granting a desirable loan would place the borrower relationship in excess of any internal or regulatory lending limits. All loans sold to other banks are sold without recourse. Loans are also purchased from other banks when it is in the best interest of Southern Community Bank to do so. Loans may be purchased in times of excess liquidity to more profitably employ funds and improve profitability. Many loans purchased are without recourse to the selling bank. In the event of default by a borrower on a purchased participation, Southern Community Bank bears full loss. Given that, all loans purchased are underwritten to the same standards as if we were making the loan directly. All of the risks depending on the loan type are identified and measured and all of our policy restrictions and requirements are met. Southern Community Bank will only purchase a loan from another bank if we would grant that same loan if asked by a borrower.

MANAGEMENT'S POLICY FOR DETERMINING THE LOAN LOSS ALLOWANCE

         In calculating the adequacy of the loan loss allowance, the portfolio is sectioned to include the general portfolio, loans specifically identified to have some weakness, areas of industry concentration, areas presenting higher than normal risk by their nature and commitments presently unfunded. The general portfolio includes loans presenting a normal level of risk which are performing and adequately collateralized. Due to the age of the bank a reserve percentage is set based on current peer experience as reported in the FDIC Quarterly Banking Profile. Loans specifically identified to have some weakness are individually analyzed as to borrower repayment ability and collateral adequacy and a specific reserve amount is individually assigned based on this analysis. Also considered in this analysis are loss factors depending on loan grade as set by bank loan policy and followed by regulatory agencies. Industry concentrations in residential construction and development lending are accorded a higher level than the general portfolio due to the increased risk to the bank any asset concentration causes. Areas presenting higher than normal risk by their nature are then examined. Overdrafts are funded at !00% and accounts receivable financing are funded at a higher rate than the general portfolio due to the historical record of higher losses across the banking industry. Finally, an amount is determined based on current economic trends within our market, current level of expertise within the loan department relative to our size, level of non performing and delinquent loans and level of recoveries to charge offs. The amount is calculated through a questionnaire that ranks the relative strength or weakness of these areas for our bank.

MANAGEMENT'S POLICY FOR INVESTING IN SECURITIES

         Funds that are not otherwise needed to meet the loan demand of the Bank may be invested in accordance with the Bank's investment policy. The purpose of the investment policy is to provide a guideline by which these funds can best be invested to earn the maximum return for the Bank, yet still maintain sufficient liquidity to meet fluctuations in the Bank's loan demand and deposit structure. The investment policy will adhere to the following objectives:

         - Provide an investment medium for funds which are not needed to meet loan demand, or deposit withdrawal.

         - Optimize income generated from the investment account consistent with the stated objectives for liquidity and quality standards.

         -        Meet regulatory standards.

         - Provide collateral which the financial institution is required to pledge against public monies.

         - Provide an investment medium for funds which may be needed for liquidity purposes.

         - Provide an investment medium which will balance market and credit risk for other assets and the financial institution's liability structure.

INDUSTRY AND COMPETITION

         We believe that Fayette County has a very active and competitive banking market. There are 13 financial institutions with 32 locations serving the Fayette County market. According to the FDIC's Summary of Deposits, these locations held deposits totaling approximately $1.1 billion as of June 30, 2001.

         The largest financial institutions serving Fayette County are Bank of America, Wachovia Bank, Peachtree National Bank, Regions Bank and BB&T. Together the Fayette County branches of these institutions held approximately 63% of the County's total deposits as of June 30, 2001. Southern Community Bank, by contrast, held approximately 6% of Fayette County's total deposits as of June 30, 2001.

EMPLOYEES

         The Bank has 27 full-time employees. Southern Community Bancshares, Inc. does not have any employees who are not also employees of the Bank.

FACILITIES

         Southern Community Bank owns its offices located at 525 North Jeff Davis Drive, Fayetteville, Fayette County, Georgia. On November 28, 2001 the Bank entered into an agreement to purchase a 1.5 acre lot located at Aberdeen Parkway and Highway 74, Peachtree City, Georgia 30269. The purchase price is $7.45 per square foot and is estimated to total approximately $487,000. The Bank entered into this purchase agreement with plans toward expansion. Including construction and other costs, the total cost for the proposed Peachtree City branch is expected to be $1,200,000.

LEGAL PROCEEDINGS

         We are subject to claims and litigation in the ordinary course of business. We believe that any pending claims and litigation will not have a material adverse effect on our consolidated position.

                           SUPERVISION AND REGULATION

GENERAL

         We are subject to state and federal banking laws and regulations that impose specific requirements or restrictions and provide for general regulatory oversight over virtually all aspects of our operations. These laws and regulations generally are intended to protect depositors, not shareholders. This discussion is only a summary of various statutory and regulatory provisions. This summary is qualified by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on our business and prospects.

         Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, numerous additional regulatory requirements have been placed on the banking industry during the past ten years. On November 12, 1999, the President signed into law a financial services modernization act which effectively repealed the anti-affiliation provisions of the 1933 Glass-Steagall Act and the 1956 Bank Holding Company Act. Legislative changes and the policies of various regulatory authorities may affect our operations. We are unable to predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

SOUTHERN COMMUNITY BANCSHARES, INC.

         Southern Community Bancshares, Inc. is a bank holding company registered with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance under the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. We are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve, and the Georgia Bank Holding Company Act and the regulations of the Georgia Department of Banking and Finance.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         - it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

         - it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

         - it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve will not approve a transaction the effect of which may be substantially to lessen competition or to tend to create a monopoly, or that in any other manner would be in restraint of trade. However, such transactions may be approved in the event the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues generally focuses on the parties' performance under the Community Reinvestment Act of 1977.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates interstate branching and permits the establishment of agency relationships across state lines. The Interstate Banking Act also permits bank holding companies to acquire banks in any state without regard to whether the transaction is prohibited under the laws of such state, subject to certain state provisions, including minimum age requirements of banks that are the target of the acquisition. The minimum age of local banks subject to interstate acquisition is five years.

         In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act, which provides that:

         - interstate acquisitions by institutions located in Georgia will be permitted in states which also allow interstate acquisitions; and

         - interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow interstate acquisitions.

         Additionally, in 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning banks outside of Georgia and all non-Georgia banks and bank holding companies owning banks in Georgia the right to merge any bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on an unlimited basis throughout Georgia, subject to the prior approval of the Georgia Department of Banking and Finance.

         Except as amended by the Gramm-Leach-Bliley Act of 1999 discussed below, the Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries. Bank holding companies are also generally prohibited from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Activities determined by the Federal Reserve to fall within this category include acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling certain types of credit insurance, and performing certain insurance underwriting activities. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any non-banking activity when it has reasonable cause to believe that continuation of such activity constitutes a serious risk to the safety and soundness of any bank subsidiary of that bank holding company.

SOUTHERN COMMUNITY BANK

         Southern Community Bank is incorporated under the laws of the State of Georgia and is subject to examination by the Georgia Department of Banking and Finance. The Georgia Department regulates all areas of the Bank's commercial banking operations, including, without limitation, loans, deposits, reserves, mergers, reorganizations, issuance of securities, payment of dividends, and the establishment of branches.

         The Bank is also a member of the Federal Deposit Insurance Corporation, and as such, the FDIC, to the maximum extent provided by law, insures its deposits. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations. The FDIC and the Georgia Department of Banking and Finance regularly examine the operations of the Bank and have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

GRAMM-LEACH-BLILEY ACT OF 1999

         On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act of 1999, which breaks down many of the barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. This new law provides financial organizations with the flexibility to structure new affiliations through a holding company structure or a financial subsidiary. As a result, the number and type of entities competing with us in our markets could increase. It is too early to determine what effect, if any, this new law will have on us.

         The Gramm-Leach-Bliley Act also covers various topics such as insurance, unitary thrifts, privacy protection provisions for customers of financial institutions, the Federal Home Loan Bank system's modernization, automatic teller machine reform, the Community Reinvestment Act and certain changes related to the securities industry.

         The legislation amends the Bank Holding Company Act to clarify that a bank holding company may hold shares of any company that the Federal Reserve has determined to be engaged in activities that were sufficiently closely related to banking. This act also amends the Bank Holding Company Act to establish a new type of bank holding company - the "financial holding company." Financial holding companies have the authority to engage in financial activities in which other bank holding companies may not engage. Financial holding companies may also affiliate with companies that are engaged in financial activities. These financial activities include activities that are:

         -        financial in nature;

         -        incidental to an activity that is financial in nature; or

         - complimentary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system in general.

         The Federal Reserve and the Secretary of the Treasury may determine which activities meet these standards. However, the Gramm-Leach-Bliley Act explicitly lists certain activities as being financial in nature. For example, some of these activities are:

         -        lending, exchanging, transferring or investing for others;

         -        safeguarding money or securities;

         - insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes in any state;

         -        providing financial, investment or economic advice;

         - issuing or selling interests in pools of assets that a bank could hold directly;

         -        underwriting, dealing in or making markets in securities; and

         - engaging within the United States in any activity that a bank holding company could engage in outside of the United States, if the Federal Reserve has found that the activity was usual in connection with banking or other financial operations internationally.

         The Gramm-Leach-Bliley Act also directs the Federal Reserve to adopt a regulation or order defining certain additional activities as financial in nature, to the extent that they are consistent with that act. These include:

         - lending, exchanging, transferring or investing for others or safeguarding financial assets other than money or securities;

         - providing any device or other instrumentality for transferring financial assets; and

         - arranging, effecting or facilitating financial transactions for third parties.

         Not all bank holding companies may become financial holding companies. A bank holding company must meet three requirements before becoming a financial holding company:

         - all of the bank holding company's depository institution subsidiaries must be well capitalized;

         - all of the bank holding company's depository institution subsidiaries must be well managed; and

         - the bank holding company must file with the Federal Reserve a declaration of its election to become a financial holding company, including a certification that its depository institution subsidiaries meet the prior two criteria.

         With only a few exceptions, in order to exercise the powers granted to them under the Gramm-Leach-Bliley Act, a financial holding company or insured depository institution also must meet the Community Reinvestment Act's requirements. If any insured depository institution did not receive a Community Reinvestment Act rating of at least "satisfactory" at its most recent examination, the regulatory agencies are to prevent the insured depository institution or financial holding company from exercising the new powers, either directly or through a subsidiary.

PAYMENT OF DIVIDENDS

         Southern Community Bancshares, Inc. is a legal entity separate and distinct from our banking subsidiary. Our principal source of cash flow, including cash flow to pay dividends to our shareholders, is dividends from Southern Community Bank. There are statutory and regulatory limitations on the payment of dividends by Southern Community Bank, as well as by us to our shareholders.

         If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         In addition, the Georgia Financial Institutions Code and the regulations of the Georgia Department of Banking and Finance provide:

         - that dividends of cash or property may be paid only out of the retained earnings of the Bank;

         - that dividends may not be paid if the Bank's paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the Bank's capital stock; and

         - that dividends may not be paid without prior approval of the Georgia Department of Banking and Finance if:

                  - the Bank's total classified assets exceed 80% of its equity capital;

                  - the aggregate amount of dividends to be declared exceeds 50% of the Bank's net profits after taxes but before dividends for the previous calendar year; or

                  - the ratio of equity capital to total adjusted assets is less than 6%.

         Applying these dividend restrictions, and without prior approval of the Georgia Department of Banking and Finance, as of December 31, 2001, Southern Community Bank could pay a $124,000 dividend to us. Our ability to pay dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         We are required to comply with the capital adequacy standards established by the Federal Reserve, and the Federal Deposit Insurance Corporation in the case of the Bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid, low-risk assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets is 8.0%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and non-cumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves. As of December 31, 2001, Southern Community Bank's total risk-based capital ratio and its Tier 1 risk-based capital ratio were 12.82% and 11.68%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Southern Community Bank's leverage ratio as of December 31, 2001 was 9.20%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised Southern Community Bancshares, Inc. of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to it.

         The Bank is subject to risk-based and leverage capital requirements adopted by the Federal Deposit Insurance Corporation, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. The Bank was in compliance with applicable minimum capital requirements as of December 31, 2001. We have not been advised by any federal banking agency of any specific capital ratio requirement applicable to the Bank.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the Federal Deposit Insurance Corporation, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the Federal Deposit Insurance Corporation have recently adopted regulations requiring regulators to consider interest rate risk in the evaluation of a bank's capital adequacy. The bank regulatory agencies have recently established a methodology for evaluating interest rate risk which sets forth guidelines for banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

         In addition to the capital standards imposed by federal banking regulators, the Georgia Department of Banking and Finance imposed a requirement for the Bank to maintain a leverage ratio of not less than 8.0% during the first three years of the Bank's operation. Following the expiration of this initial period, the Bank will become subject to a 6.0% primary capital ratio. Such standard is calculated as the ratio of total equity to total assets, each as adjusted for unrealized gains and losses on securities and allowance for loan losses.

SUPPORT OF SUBSIDIARY INSTITUTION

         Under Federal Reserve policy, Southern Community Bancshares, Inc. is expected to act as a source of financial strength for, and to commit resources to support, Southern Community Bank. This support may be required at times when, absent such Federal Reserve policy, we may not be inclined to provide such support. In addition, any capital loans by a bank holding company to its banking subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such bank. In the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 was enacted in large measure to improve the supervision and examination of insured depository institutions in an effort to reduce the number of bank failures and the resulting demands on the deposit insurance system. This law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of such actions depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the regulations, an FDIC-insured bank will be:

         - "well capitalized" if it has a total capital ratio of 10.0% or greater, a tier 1 capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

         - "adequately capitalized" if it has a total capital ratio of 8.0% or greater, a tier 1 capital ratio of 4.0% or greater and a leverage ratio of 4.0% or greater (3.0% in certain circumstances) and is not "well capitalized";

         - "undercapitalized" if it has a total capital ratio of less than 8.0%, a tier 1 capital ratio of less than 4.0% or a leverage ratio of less than 4.0% (3.0% in certain circumstances);

         - "significantly undercapitalized" if it has a total capital ratio of less than 6.0%, a tier 1 capital ratio of less than 3.0% or a leverage ratio of less than 3.0%; and

         - "critically undercapitalized" if its tangible equity is equal to or less than 2.0% of average quarterly tangible assets.

         A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease.

         An FDIC-insured bank is generally prohibited from making any capital distribution, including dividend payments, or paying any management fee to its holding company if the bank would thereafter be "undercapitalized". "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank's capital. In addition, for a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent company is limited to the lesser of an amount equal to 5.0% of the bank's total assets at the time it became "undercapitalized" and the amount necessary to bring the institution into compliance with all applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized". "Significantly undercapitalized" institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

         As of December 31, 2001, Southern Community Bank had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

         The Federal Deposit Insurance Corporation has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system assigns an institution to one of three capital categories: well capitalized, adequately capitalized and undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on an evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the risk posed to the deposit insurance funds. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. The combination of capital groups and supervisory subgroups results in nine assessment risk classifications to which different assessment rates are applied.

         The FDIC may terminate the insurance of the deposits of Southern Community Bank upon a finding that the bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or condition the FDIC has imposed.

SAFETY AND SOUNDNESS STANDARDS

         The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If an institution fails to submit or implement such a plan, the agency must issue an order directing action to correct the deficiency and may require other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions described above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

COMMUNITY REINVESTMENT ACT

         The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. An institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

         Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution's Community Reinvestment Act performance and to review the institution's Community Reinvestment Act public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution's written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution's community reinvestment record.

         The recently enacted Gramm-Leach-Bliley Act makes various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank's primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under this Act may be commenced by a holding company if any of its bank subsidiaries received less than a "satisfactory" CRA rating in its latest CRA examination.

                                   MANAGEMENT

         The following table and text gives certain information about the current members of the Boards of Directors of Southern Community Bancshares, Inc. and Southern Community Bank and the senior and executive officers of both institutions, including their ages as of December 31, 2001, the positions they hold, and their principal employment for the past five years.

NAME                                     AGE                         POSITION HELD

Gary D. McGaha                           63      President and Chief Executive Officer of both institutions;
                                                 Director of both institutions
Fred L. Faulkner                         39      Senior Vice President and Senior Lending Officer of both
                                                 institutions
Leslye L. Grindle                        37      Chief Financial Officer of both institutions and Chief Operating
                                                 Officer of the bank
James S. Cameron                         46      Director of both institutions
George R. Davis, Sr.                     62      Director of both institutions
Robert B. Dixon, Jr.                     58      Director of both institutions
Richard J. Dumas                         61      Director of both institutions
William Wayne Leslie                     42      Director of both institutions
Thomas D. Reese                          56      Director of both institutions
Dan V. Stinchcomb                        71      Director of both institutions
William M. Strain                        43      Director of both institutions

         GARY D. MCGAHA has served as President and Chief Executive Officer of Southern Community Bancshares, Inc. and Southern Community Bank since their respective inceptions. He has been a resident of Fayette County since 1963 and has been a banker since then. He has served in a senior executive officer capacity at the National Bank of Georgia, Commercial Bank & Trust in Griffin, Citizens Bank & Trust of Fayette County and Heritage Bank prior to becoming the organizing President of Southern Community Bank. From 1991 to 1996, he served as Chief Operations Officer of Citizens Bank & Trust of Fayette County and on two occasions during that period as acting Chief Executive Officer. From 1996 to 1999, he served as County President and as a director at Heritage Bank. He has served as Chairman of the Fayette County Chamber of Commerce twice and has served as a director of Main Street - Fayetteville and a member of the Fayetteville Downtown Development Authority. He is currently a volunteer member of the board of directors of the Joseph Sams School, and he serves on the state wide board of directors of the Community Bankers Association of Georgia. Mr. McGaha has been a director of the Bank since 2000 and a director of the Company since 2001.

         FRED L. FAULKNER serves as Senior Vice President and Senior Lending Officer of the Company and the Bank. Mr. Faulkner began working for the Bank in June of 2000 and has been in banking since 1986. Prior to joining the Bank, he served as a construction lender for Georgia Federal Bank from 1986 through 1989. He then managed the Southern Metro Atlanta real estate lending operation for First Union National Bank from 1989 to 1991 before joining Citizens Bank & Trust. He served as Senior Vice President and Senior Lending Officer at Citizens through the merger with Newnan Savings Bank and then Branch Bank & Trust in 1999.

         LESLYE L. GRINDLE serves as the Chief Financial Officer of the Company and the Bank and the Chief Operating Officer of the Bank. Ms. Grindle has been with the Bank since January 2000. Prior to joining the Bank she worked in Asset/Liability Management and Operations for the Bankers Bank in Atlanta, Georgia from April 1997 to February 1999. Before that Ms. Grindle was a Vice President managing operations and accounting for Citizens Bank and Trust of Fayette County from July 1991 to January 1997.

         JAMES S. CAMERON is a resident of Jonesboro, Georgia. Mr. Cameron is a graduate of the University of Georgia and the University of Georgia School of Law in Athens, Georgia. Mr. Cameron served as a real estate attorney from 1980 through 1999 with the law firm of McNally, Fox & Cameron, P.C. located in Fayetteville, Georgia. Since 1994, Mr. Cameron has been a partner and the President of Cameron Development Corporation, a real estate development corporation located in Jonesboro, Georgia. Mr. Cameron has been a director of the Bank since 2000 and a director of the Company since 2001.

         GEORGE R. DAVIS, SR. is a resident of Fayetteville, Georgia. From 1957 to 1961, Mr. Davis was employed in sales at Judson Smith General Merchandise. From 1961 to 1965, Mr. Davis was the owner of Ronald Davis Carpets and since 1965 he has been the owner of Smith & Davis Fabric & Clothing, Inc., a business which engages in merchandise sales. Mr. Davis presently serves as President of Smith & Davis Fabric & Clothing, Inc. Mr. Davis has been a director of the Bank since 2000 and a director of the Company since 2001.

         ROBERT B. DIXON, JR. is a resident of Fayetteville, Georgia, and a graduate of the University of Georgia in Athens, Georgia. Mr. Dixon is a home builder and developer and holds a 51% interest and serves as President for the following entities: Chris Dixon & Associates, Inc.; Mike Harrell & Associates, Inc.; Gary Alford and Associates, Inc.; and Dixon-Alley Builders, Inc. Mr. Dixon also holds a 26% interest in Steve Alley & Associates, Inc. From 1992 to 1998, Mr. Dixon served as a director of Citizens Bank & Trust of Fayette County. Mr. Dixon has been a director of the Bank since 2000 and a director of the Company since 2001.

         RICHARD J. DUMAS is a resident of Fayetteville, Georgia. From January 1968 to the present, Mr. Dumas has been the President and Chief Executive Officer of J&R Clothing, Inc. which owns retail clothing stores. Mr. Dumas has been a director of the Bank since 2000 and a director of the Company since 2001.

         WILLIAM WAYNE LESLIE is a resident of Griffin, Georgia, and a graduate of Auburn University in Auburn, Alabama. Since March 1990, Mr. Leslie has been an owner in Leslie Contracting, Inc., a corporation which engages in general contracting. He also serves as Chief Executive Officer of Leslie Contracting, Inc. Since March 1998, Mr. Leslie has been the owner of Leslie Environmental Inc. and its subsidiaries, which are in the business of specialty contractors and consultants. Mr. Leslie also serves as Chief Executive Officer of Leslie Environmental Inc. Mr. Leslie has been a director of the Bank since 2000 and a director of the Company since 2001.

         THOMAS D. REESE serves as Chairman of the Board of the Company and the Bank. Mr. Reese is a resident of Fayetteville, Georgia and a graduate of Georgia State University in Atlanta, Georgia. Mr. Reese was licensed in Georgia as an insurance agent from 1974 to 1991. Since 1990, Mr. Reese has been the owner of Reese Builders & Developers, Inc. where he serves as President. Since 1986, Mr. Reese has been a partner in Metro South Development (shopping strip business) and he has been a partner in Hanners & Reese, Partnership since 1990 (office building business). Since 1995, he has been an owner in Tyler Restaurant Properties, Inc. (restaurant property business) where he serves as President. Mr. Reese served as a director of Citizens Bank & Trust of Fayette County from 1990 to 1998. Mr. Reese has been a director of the Bank since 2000 and a director of the Company since 2001.

         DAN V. STINCHCOMB is a resident of Fayetteville, Georgia. Since 1970, Mr. Stinchcomb has been a builder and developer of real estate. Mr. Stinchcomb has been a director of the Bank since 2000 and a director of the Company since 2001.

         DR. WILLIAM M. STRAIN is a resident of Fayetteville, Georgia. From June 1, 2001 to the present Dr. Strain has worked as a physician for Digestive Healthcare of Georgia. From June 30, 1989 to June 1, 2001 Dr. Strain practiced medicine in the field of gastroenterology at the Fayette Medical Clinic of which he was a partner. Dr. Strain has been a director of the Bank since 2000 and a director of the Company since 2001.

EXECUTIVE COMPENSATION

         The following table provides information with respect to the annual compensation for services in all capacities for 1999, 2000 and 2001 for our Chief Executive Officer and our Senior Vice President/Senior Lending Officer. No other officer earned more than $100,000 in 2001. Because Southern Community Bank was reorganized into a holding company effective January 1, 2002, the figures represent compensation received for services rendered to Southern Community Bank.

                                             ANNUAL COMPENSATION (1)                        LONG-TERM COMPENSATION

                                                                            OTHER
                                                                            ANNUAL          SECURITIES      ALL OTHER
                                                                           COMPEN-          UNDERLYING       COMPEN-
NAME AND PRINCIPAL POSITION       YEAR       SALARY (2)        BONUS        SATION       OPTIONS GRANTED      SATION
Gary D. McGaha                    2001       $  124,000      $  2,000     $  7,000(3)         10,000             0
   President and Chief            2000       $  113,000             0            0                 0             0
   Executive Officer              1999       $   70,000             0            0                 0             0

Fred L. Faulkner                  2001       $   95,400      $  1,700     $  6,000(4)          3,333             0
   Senior Vice President          2000       $   90,300             0            0                 0             0
   and Senior Lending             1999       $    5,000             0            0                 0             0
   Officer

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance or other benefits that are available to all salaried employees and certain perquisites and other benefits, securities or property that do not exceed the lesser of $50,000 or 10% of the officer's salary and bonus shown in the table.

(2) Includes deferred compensation made at the individual's election pursuant to the Company's 401(k) Plan.

(3) Includes $1,000 in Directors' fees paid for service on the Board of Directors of the Bank and $6,000 as an automobile allowance.

(4)      Automobile allowance.

         The following table sets forth all individual grants of stock options during 2001 to our Chief Executive Officer, Senior Vice President and Chief Financial Officer. These options were granted by Southern Community Bank and were assumed by Southern Community Bancshares, Inc. on January 1, 2002 when the Bank reorganized into a holding company structure.

OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF              PERCENT OF TOTAL
                                    SECURITIES              OPTIONS GRANTED        EXERCISE
                                    UNDERLYING              TO EMPLOYEES IN        PRICE PER                EXPIRATION
NAME                            OPTIONS GRANTED (1)           FISCAL YEAR            SHARE                     DATE
Gary D. McGaha                        10,000                     41.96%             $ 12.25             November 19, 2011

Fred L. Faulkner                       3,333                     13.98%             $ 12.25             November 19, 2011

(1) Options granted to Messrs. McGaha and Faulkner were incentive options and were granted on November 20, 2001 at an exercise price of not less than fair market value on the date of grant, as determined by the Board of Directors. The options vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The options will become fully vested and exercisable in the event of a "change in control" transaction. A "change in control" transaction is generally defined to include: (i) the acquisition of another person of more than twenty-five percent of the total combined voting power of the Company's outstanding common stock; (ii) a change in the composition of a majority of the Board of Directors (changes that were approved by the existing directors or their approved successors are not considered); (iii) a merger or consolidation in which the Company is not the surviving entity; or (iv) the sale, transfer or disposition of substantially all of the Company's assets. Neither Mr. McGaha nor Mr. Faulkner exercised any options in 2001.

         The following table provides information regarding options exercised and exercisable and unexercisable stock options held as of December 31, 2001, by our Chief Executive Officer, our Senior Vice President/Senior Lending Officer and our Chief Financial Officer. Because Southern Community Bank did not reorganize into a holding company structure until January 1, 2002, the information relates to common stock of Southern Community Bank. These options were assumed by Southern Community Bancshares, Inc. as a part of the holding company reorganization.

AGGREGATE/YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES
                                            UNDERLYING                      VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS GRANTED AT           IN-THE-MONEY OPTIONS AT
                                           YEAR-END (1)                          YEAR-END (1)
NAME                                 EXERCISABLE/UNEXERCISABLE            EXERCISABLE/UNEXERCISABLE
Gary D. McGaha                               0/10,000                              n/a /$0

Fred L. Faulkner                             0/3,333                               n/a /$0

(1) There was no public trading market for the Bank's common stock as of December 31, 2001. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of the Bank's common stock underlying the option as of December 31, 2001 ($12.25 per share) and the exercise price per share payable upon exercise of such options ($12.25 per share). In determining the fair market value of our common stock, our Board of Directors considered various factors, including then-current information regarding our financial condition and business prospects.

GARY MCGAHA EMPLOYMENT AGREEMENT

         On January 1, 2001 the Bank entered into an employment agreement with its President and Chief Executive Officer, Gary D. McGaha. The agreement had an initial term of three years and is automatically extended for an additional year on each anniversary unless either party gives the other six months notice.

         Mr. McGaha's initial annual base salary was $114,000. Mr. McGaha is entitled to receive annually an increase (but in no event a decrease) in salary as may be determined by the Bank's Board of Directors. In addition to his salary, Mr. McGaha is eligible for such incentives and discretionary bonuses as may be authorized by the Board of Directors to the Bank's key management employees. The incentive compensation shall be based on meeting or exceeding the attainment of certain business goals to be established by the Board of Directors, including the following:

                  First Year        $10,000 bonus based on attaining $18,000,000
                                    in assets by June 2, 2001 (12 months from the opening of the Bank).

                  Second Year       $10,000 bonus based on attaining $30,000,000
                                    in assets by June 2, 2002 (24 months from opening of the Bank).

                  Third Year        $15,000 bonus based on growth and earnings
                                    performance conducive to safety and
                                    soundness to be determined by the Board of Directors.

                  Fourth Year       $15,000 bonus based on growth and earnings
                                    performance conducive to safety and
                                    soundness to be determined by the Board of Directors.

                  Fifth Year        $15,000 bonus based on growth and earnings
                                    performance conducive to safety and
                                    soundness to be determined by the Board of Directors.

         Mr. McGaha is also entitled to receive such additional benefits as the Bank's Board of Directors may determine in its discretion to be commensurate with a de novo bank in a similar environment.

         If the Bank terminates Mr. McGaha's employment other than upon death or disability or for cause then it will pay to Mr. McGaha severance compensation equal to Mr. McGaha's base salary then in effect, which shall be paid over a one-year period of time. Mr. McGaha will also be entitled to insurance benefits equal to those being received on the termination date for a 12 month period of time or until Mr. McGaha becomes employed by another employer, whichever is shorter.

         If the Bank experiences a change in control and as a result of such change in control Mr. McGaha either:

                  - is terminated (except for cause) during the one year period after the change in control and before Mr. McGaha reaches the age of 75; or

                  - resigns after an adverse change in duties or salary during the one year period after the change in control then Mr. McGaha shall be entitled to receive severance compensation in an amount equal to 150% of his base salary then in effect in a lump sum within 14 days following the termination or resignation.

         The employment agreement also contains restrictions on the ability of Mr. McGaha to compete with the Bank for a period of one year following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Bank's confidential information and trade secrets. In addition, he is restricted in his ability to solicit Bank employees or Bank customers with whom he had material contact during the one-year period immediately preceding the termination of his employment.

FRED FAULKNER EMPLOYMENT AGREEMENT

         On January 1, 2001 the Bank entered into an employment agreement with its Senior Vice President and Chief Lending Officer, Fred L. Faulkner. The agreement had an initial term of two years and is automatically extended for an additional year on each anniversary unless either party gives the other six months notice.

         Mr. Faulkner's initial annual base salary was $95,400. Mr. Faulkner is entitled to receive annually an increase (but in no event a decrease) in salary as may be determined by the Bank's President and approved by the Board of Directors. In addition to his salary, Mr. Faulkner is eligible for such incentives and discretionary bonuses as may be authorized by the Board of Directors to the Bank's key management employees. The incentive compensation shall be based on meeting or exceeding the attainment of certain business goals to be established by the Bank's President and its Board of Directors.

         Mr. Faulkner is also entitled to receive such additional benefits as the Bank's Board of Directors may determine in its discretion to be commensurate with a de novo bank in a similar environment.

         If the Bank terminates Mr. Faulkner's employment other than upon death or disability or for cause then it will pay to Mr. Faulkner severance compensation equal to Mr. Faulkner's base salary then in effect, which shall be paid over a one-year period of time. Mr. Faulkner will also be entitled to insurance benefits equal to those being received on the termination date for a 12 month period of time or until Mr. Faulkner becomes employed by another employer, whichever is shorter.

         If the Bank experiences a change in control and as a result of such change in control Mr. Faulkner either:

                  - is terminated (except for cause) during the one year period after the change in control and before Mr. Faulkner reaches the age of 72; or

                  - resigns after an adverse change in duties or salary during the one year period after the change in control then Mr. Faulkner shall be entitled to receive severance compensation in an amount equal to 150% of his base salary then in effect in a lump sum within 14 days following the termination or resignation.

         The employment agreement also contains restrictions on the ability of Mr. Faulkner to compete with the Bank for a period of one year following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Bank's confidential information and trade secrets. In addition, he is restricted in his ability to solicit Bank employees or Bank customers with whom he had material contact during the one-year period immediately preceding the termination of his employment.

2001 DIRECTORS STOCK OPTION PLAN

         In November 2001 the Bank's shareholders, who later became the shareholders of the Company by virtue of the Bank's reorganization into a holding company reorganization, approved Southern Community Bank's 2001 Directors Stock Option Plan. The Directors Plan was intended to advance the interests of the Bank and its shareholders by providing to a voting member of the Bank's board of directors or to a former director who has been designated by the board of directors as an emeritus, non-voting advisor member of such board of directors a sense of proprietorship and personal involvement and to encourage directors and emeritus directors to remain with and devote their best efforts to the Bank.

         The Bank authorized and reserved for issuance 90,000 shares of common stock under the Directors Plan. As of December 31, 2001 the Bank had granted options to purchase all 90,000 shares of its common stock as allowed under the Directors Plan for an exercise price of $12.25 per share, which was determined by an independent consultant to be the fair market value of the Bank's stock on the date of grant. These options were assumed by the Company when the Bank reorganized into a bank holding company structure on January 1, 2002. Therefore, these options may only be exercised for the Company's common stock on a one for one basis at the same exercise price of $12.25 per share.

         Each option is evidenced by a 2001 Directors Stock Option Plan Stock Option Agreement between the Bank and the optionee. Options that were granted under the Directors Plan expire on a date which is 10 years from the date the options were granted, or November 20, 2011.

         Options granted under the Directors Plan and assumed by the Company are exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash or in shares of our common stock previously held by the optionee or a combination thereof.

         If an optionee ceases to be a director or emeritus director, other than by reason of death or disability, all options held by such optionee shall be exercisable in full prior to the earlier of:

                  -        the original expiration date of such options; or

                  - the date which is twelve months from the date that the optionee ceases to be a director or an emeritus director; provided that our board of directors in its discretion may extend this expiration date for an additional twelve months.

         Options will terminate on the date that is two years from the date that the optionee ceases to be a director or an emeritus director by reason of death or disability. If an optionee ceases to be a director or an emeritus director as a result of death or disability, all options held by such optionee will be exercisable in full prior to the earlier of:

                  -        the original expiration date of such options; or

                  - the date which is two years from the date such optionee ceases to be a director or emeritus director by reason of death or disability.

In the event of death, such options will become exercisable by the executor or personal representative of the optionee's estate or by any person who acquired the right to exercise such options by will or the laws of descent and distribution.

         No stock option granted under the Directors Plan is transferable other than by will or by the laws of descent and distribution.

         The total number of shares on which options may be granted under the Directors Plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from:

                  -        a stock split;

                  -        a payment of a stock dividend on our common stock

                  - a subdivision or combination of shares of our common stock;

                  -        a reclassification of our common stock; or

                  -        a merger or consolidation.

Upon dissolution or liquidation of the Company, each option granted under the Directors Plan will terminate. The grant of an option pursuant to the Directors Plan will not in any way affect the Company's right or power to make adjustments, reclassifications or changes of its capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

2001 INCENTIVE STOCK OPTION PLAN FOR KEY EMPLOYEES

         In November 2001 our shareholders approved the 2001 Incentive Stock Option Plan for Key Employees. The Incentive Plan is intended to advance the interests of the Company and its shareholders by providing key employees of the Company and the Bank a sense of proprietorship and personal involvement and to encourage key employees of the Company and the Bank to remain with and devote their best efforts to the Company and the Bank.

         The Incentive Plan is administered by the Compensation Committee of our board of directors. Each option shall be evidenced by a 2001 Incentive Stock Option Plan Stock Option Agreement between the Company and optionee. The price at which a stock option is exercisable cannot be less than the fair market value of our common stock on the date of the grant as determined in good faith by our board of directors. Options granted under the Incentive Plan are exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash or in shares of our common stock previously held by the optionee or a combination thereof. Any option that is granted under the Incentive Plan shall expire not later than the date which is ten years from the date the option is granted or such earlier date as shall be set by the compensation committee when an option is granted.

         All unexercised options will terminate on the earlier of:

                  -        the original expiration date of such options;

                  - immediately upon the termination of the optionee's employment with the Company or the Bank other than by reason of death, disability or retirement; or

                  - the date which is ninety days after the termination of the optionee's employment with the Company or the Bank by reason of death, disability or retirement.

During the ninety day period following a termination by reason of death or mental disability unexercised options may be exercised by the optionee's legal representative.

         Options shall not be granted to any individual pursuant to the Incentive Plan if the effect of such grant would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options). An optionee may exercise options for the purchase of shares valued in excess of $100,000 determined at the time of the grant of the options in a calendar year, but only if the right to exercise such options shall have first become available in prior calendar years.

         No optionee owning more than ten percent (10%) of the combined voting power of all classes of our capital stock then outstanding may purchase our common stock under the Incentive Plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option granted to such a person be exercisable on a date later than five (5) years from the date of grant.

         The total number of shares on which options may be granted under the Incentive Plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares. Upon dissolution or liquidation of the Company, each option granted under the Incentive Plan will terminate. The grant of an option pursuant to the Incentive Plan will not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

         Our board of directors has the right at any time to amend or terminate the Incentive Plan. The Incentive Plan shall terminate on a date which is ten years after the date on which our shareholders approved the Incentive Plan, or November 13, 2011. However, no amendments may be made to the Incentive Plan without the approval of our shareholders of the Bank (except for amendments resulting from changes in our capitalization) which:

                  - increase the total number of shares for which options may be granted under the Incentive Plan;

                  -        change the minimum purchase price for the options;

                  - materially affect any outstanding option or any unexercised right thereunder;

                  -        extend the option period; or

                  -        extend the termination date of the Incentive Plan.

COMPENSATION OF DIRECTORS

         In November 2001 the Bank's directors began to receive $500 per month as a fee for their service on our Board of Directors. Prior to November 2001, the Bank's directors received no fees, bonuses or payments for their service on the Board of Directors. The directors are not separately compensated for their service on the Company's Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of our common stock as of January 1, 2002, by each director, our Chief Executive Officer, Chief Financial Officer and Senior Vice President, and all of our directors and our Chief Executive Officer, Chief Financial Officer and Senior Vice President as a group. Except for Dan V. Stinchcomb, we know of no person who beneficially owns more than 5% of our common stock.

                                                                    NUMBER OF SHARES OF
                                                                        COMMON STOCK
         NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED      PERCENTAGE
         Gary D. McGaha                                                   15,000                1.85%
         130 Brittany Chase
         Fayetteville, Georgia 30214

         Fred L. Faulkner (2)                                              6,000                0.74%
         135 Park View
         Fayetteville, Georgia  30215

         Leslye L. Grindle                                                 1,000                0.12%
         458 Harper Road
         McDonough, Georgia  30252


         James S. Cameron (3)                                             27,500                3.35%
         8666 Shoreline Drive
         Jonesboro, Georgia 30236

         George R. Davis, Sr. (3)                                         33,900                4.13%
         365 Ebenezer Road
         Fayetteville, Georgia 30215

         Robert B. Dixon, Jr. (3)                                         37,700                4.59%
         105 Meetinghouse Road
         Fayetteville, Georgia 30215

         Richard J. Dumas (3)                                             34,500                4.20%
         390 Birkdale Drive
         Fayetteville, Georgia 30215

         William Wayne Leslie (3)                                         28,200                3.43%
         5451 W. McIntosh Road
         Griffin, Georgia 30223

         Thomas D. Reese (3)                                              39,750                4.84%
         152 Hampton Road
         Fayetteville, Georgia 30215

         Dan V. Stinchcomb (3)                                            60,750                7.40%
         218 Ebenezer Road
         Fayetteville, Georgia 30215

         William M. Strain (3)                                            30,000                3.65%
         190 Old Highway 85
         Fayetteville, Georgia 30215

           All directors and executive officers                          313,400               35.17%
             as a whole (12 individuals)

(1) On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options.

(2) Includes 6,000 shares of our common stock held by Mr. Faulkner's wife. Mr. Faulkner disclaims ownership of the shares held by his wife.

(3)      Includes options to purchase 10,000 shares of our common stock.

                              CERTAIN TRANSACTIONS

         Certain of the directors and executive officers of the Company, members of their families and companies or firms with which they are associated, were customers of and had banking transactions with Southern Community Bank in the ordinary course of business during fiscal year 2001, and such transactions are expected to continue in the future. All loans and commitments to loan included in these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a nominal risk of collectibility or present other unfavorable features. None of the loans outstanding to directors or officers of the Company, members of their families or companies or firms with which they are associated were non-performing as of December 31, 2001. Total loans outstanding to all directors and executive officers of the Company and Southern Community Bank, or affiliates of such persons (including members of the immediate families of such persons or companies in which such persons had a 10% or more beneficial interest), amounted to an aggregate of $6,816,883 at December 31, 2001.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of our common stock, which has no par value. We currently have 810,983 shares outstanding. After the offering, a maximum of 1,450,983 shares will be outstanding.

         All shares of our common stock will be entitled to share equally in dividends when, as and if our Board of Directors declares dividends, and on our liquidation or dissolution, whether voluntary or involuntary, to share equally in all of our assets available for distribution to our shareholders. We cannot assure that we will pay any cash dividends on our common stock in the near future. See "Dividend Policy." Each holder of our common stock will be entitled to one vote for each share owned on all matters submitted to our shareholders. Holders of our common stock will not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully paid and non-assessable.

SHARES HELD BY AFFILIATES

         After this offering is completed, we will have a maximum of 1,450,983 shares outstanding. All of these shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended, except for shares our officers and directors purchase in this offering.

         Our officers and directors are affiliates under the securities laws and as a result, their shares will be subject to certain resale restrictions.

         A public market for our common stock may not exist at any time after this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in our common stock may not be able to do so except by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

         CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

STAGGERED TERMS FOR BOARD OF DIRECTORS

         Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Each director in Class I will serve until the 2002 annual shareholders' meeting, each director in Class II will serve until the 2003 annual shareholders' meeting and each director in Class III will serve until the 2004 annual shareholders' meeting. Upon expiration of these initial terms, the directors of each Class will be elected for terms of 3 years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The members of each Class of directors are as follows:

                                    Class I

                                    Richard J. Dumas
                                    William W. Leslie

                                    Class II

                                    James S. Cameron
                                    Thomas D. Reese
                                    Dan V. Stinchcomb

                                    Class III

                                    George R. Davis, Sr.
                                    Robert B. Dixon, Jr.
                                    Gary D. McGaha
                                    William M. Strain

LIMITATION OF LIABILITY

         Article 9 of our Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a duty as a director. There is no elimination of liability for:

                  - a breach of duty involving appropriation of our business opportunities;

                  - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

                  - a transaction from which the director receives an improper material tangible personal benefit; or

                  - The types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributors of corporate assets to shareholders.

         Article 9 does not eliminate or limit our right or our shareholders' right to seek injunctive or other equitable relief not involving monetary damages.

         We adopted certain provisions of the Georgia Business Corporation Code that allow Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included these provisions to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also included these provisions to enhance our ability to obtain liability insurance for our directors at a reasonable cost. While we have obtained liability insurance covering actions our directors take in their capacities as directors, our Board of Directors believes that the current directors' liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. Our Board of Directors believes that our limitation of directors' liability will enable us to obtain such insurance in the future on terms more favorable than if such a provision were not included in our Articles of Incorporation.

INDEMNIFICATION

         Our Bylaws contain certain indemnification provisions that provide that our directors, officers, employees and agents will be indemnified against expenses they actually and reasonably incur if they are successful on the merits of a claim or proceeding.

         When a case or dispute is not determined ultimately on its merits, the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. A director meets the applicable standard of conduct if the director acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Our Board, our shareholders or our independent legal counsel determines whether the applicable standard of conduct has been met in each specific case.

         Our Bylaws also provide that the indemnification rights are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that described in our Bylaws if we choose to do so, subject to our shareholders' approval. We may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director's liability for monetary damages.

         The indemnification provisions of our Bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

         We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which such directors or officers may seek indemnification from us.

         We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of directors, officers and controlling persons for violations of the Securities Act of 1933 is against public policy and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         Miller & Martin LLP, Atlanta, Georgia will pass upon the validity of our common stock being offered by this prospectus.

                                     EXPERTS

         Southern Community Bank's financial statements as of, and for the years ended, December 31, 2001 and December 31, 2000, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to us and our common stock, reference is made to the Registration Statement and the exhibits. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov.

         As a result of this offering, Southern Community Bancshares, Inc. will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year is the calendar year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                             PAGE
                                                                                                                             ----
INDEPENDENT AUDITOR'S REPORT.............................................................................................     F-1

FINANCIAL STATEMENTS(1)

     BALANCE SHEETS AS OF DECEMBER 31, 2001 AND 2000.....................................................................     F-2
     STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000.............................................     F-3
     STATEMENTS OF COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000............................     F-4
     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000.........................     F-5
     STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000.............................................     F-6
     NOTES TO FINANCIAL STATEMENTS.......................................................................................     F-7
     CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2002 (UNAUDITED)..............................................     F-20
     CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
        FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 (UNAUDITED)..................................................     F-21
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS
        ENDED MARCH 31, 2002 AND 2001 (UNAUDITED).......................................................................     F-23
     NOTES TO FINANCIAL STATEMENTS (UNAUDITED)..........................................................................     F-25

------------
(1) Please note that prior to January 1, 2002, Southern Community Bancshares, Inc. existed only as a shell corporation that was organized for the sole purpose of facilitating Southern Community Bank's reorganization into a holding company structure. It had no assets or liabilities. Therefore, the information presented for the years ended December 31, 2001 and 2000 is for Southern Community Bank. The information for the period ended March 31, 2002 is for Southern Community Bancshares, Inc. and Southern Community Bank on a consolidated basis.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
SOUTHERN COMMUNITY BANK
FAYETTEVILLE, GEORGIA

         We have audited the accompanying balance sheets of SOUTHERN COMMUNITY BANK as of December 31, 2001 and 2000, and the related statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Community Bank as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                           /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
January 12, 2002

                            SOUTHERN COMMUNITY BANK

                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                ASSETS                             2001                2000
                                                               ------------        ------------
Cash and due from banks                                        $  1,404,674        $  1,953,067
Federal funds sold                                                2,532,000           2,650,000
Securities available-for-sale                                    13,128,377          21,210,847

Loans                                                            65,723,386          31,493,173
Less allowance for loan losses                                      803,855             420,000
                                                               ------------        ------------
          Loans, net                                             64,919,531          31,073,173

Premises and equipment                                            3,061,502           3,066,929
Other assets                                                        699,746             683,540
                                                               ------------        ------------

          TOTAL ASSETS                                         $ 85,745,830        $ 60,637,556
                                                               ============        ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing                                        $ 10,648,677        $  7,930,492
    Interest-bearing                                             64,046,303          39,950,013
                                                               ------------        ------------
          Total deposits                                         74,694,980          47,880,505

Securities sold under repurchase agreements                       2,210,239           4,814,094
Other liabilities                                                   480,123             285,299
                                                               ------------        ------------
          TOTAL LIABILITIES                                      77,385,342          52,979,898
                                                               ------------        ------------

Commitments and contingencies

Stockholders' equity
    Common stock, $5 par value; 5,000,000 shares
        authorized; 810,983 shares issued and outstanding         4,054,915           4,054,915
    Capital surplus                                               4,050,868           4,050,868
    Retained earnings (accumulated deficit)                         124,163            (673,863)
    Accumulated other comprehensive income                          130,542             225,738
                                                               ------------        ------------

TOTAL STOCKHOLDERS' EQUITY                                        8,360,488           7,657,658
                                                               ------------        ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 85,745,830        $ 60,637,556
                                                               ============        ============

SEE NOTES TO FINANCIAL STATEMENTS.

                            SOUTHERN COMMUNITY BANK

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                2001               2000
                                                                            -----------        -----------
INTEREST INCOME
    Loans                                                                   $ 4,561,010        $ 1,132,339
    Taxable securities                                                        1,090,711            652,763
    Federal funds sold                                                          208,716            213,896
    Interest-bearing deposits in banks                                               --            107,859
                                                                            -----------        -----------
          TOTAL INTEREST INCOME                                               5,860,437          2,106,857
                                                                            -----------        -----------

INTEREST EXPENSE
    Deposits                                                                  2,819,354          1,031,240
    Other borrowings                                                             94,342             60,611
                                                                            -----------        -----------
          TOTAL INTEREST EXPENSE                                              2,913,696          1,091,851
                                                                            -----------        -----------

          NET INTEREST INCOME                                                 2,946,741          1,015,006
PROVISION FOR LOAN LOSSES                                                       389,000            420,000
                                                                            -----------        -----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 2,557,741            595,006
                                                                            -----------        -----------

OTHER INCOME
    Service charges on deposit accounts                                         148,616             34,038
    Gain on sale of securities available-for-sale                               235,055              1,250
    Other operating income                                                       67,049              7,720
                                                                            -----------        -----------
          TOTAL OTHER INCOME                                                    450,720             43,008
                                                                            -----------        -----------

OTHER EXPENSE
    Salaries and employee benefits                                            1,166,831            654,242
    Equipment and occupancy expenses                                            363,179            139,619
    Other operating expenses                                                    632,818            312,574
                                                                            -----------        -----------
          TOTAL OTHER EXPENSE                                                 2,162,828          1,106,435
                                                                            -----------        -----------

          INCOME (LOSS) BEFORE INCOME TAXES                                     845,633           (468,421)

INCOME TAXES                                                                     47,607                 --
                                                                            -----------        -----------

          NET INCOME (LOSS)                                                 $   798,026        $  (468,421)
                                                                            ===========        ===========

BASIC EARNINGS (LOSSES) PER SHARE                                           $      0.98        $     (0.58)
                                                                            ===========        ===========

DILUTED EARNINGS PER SHARE                                                  $      0.98        $     (0.58)
                                                                            ===========        ===========

SEE NOTES TO FINANCIAL STATEMENTS.

                            SOUTHERN COMMUNITY BANK

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                2001                2000
                                                                                            -----------         -----------
NET INCOME (LOSS)                                                                           $   798,026         $  (468,421)
                                                                                            -----------         -----------

OTHER COMPREHENSIVE INCOME (LOSS):

        Unrealized holding gains on securities available-for-sale
            arising during period, net of tax of $169,331 and $ - , respectively                 50,538             226,988

        Reclassification adjustment for gains realized in net income,
            net of taxes of $89,321 and $ - , respectively                                     (145,734)             (1,250)
                                                                                            -----------         -----------

        Other comprehensive income (loss)                                                       (95,196)            225,738
                                                                                            -----------         -----------

COMPREHENSIVE INCOME (LOSS)                                                                 $   702,830         $  (242,683)
                                                                                            ===========         ===========

SEE NOTES TO FINANCIAL STATEMENTS.

                            SOUTHERN COMMUNITY BANK

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                         RETAINED      ACCUMULATED        TOTAL
                                              COMMON STOCK                               EARNINGS         OTHER       STOCKHOLDERS'
                                        ------------------------        CAPITAL        (ACCUMULATED   COMPREHENSIVE      EQUITY
                                         SHARES       PAR VALUE         SURPLUS          DEFICIT)        INCOME         (DEFICIT)
                                        -------      -----------      -----------      ------------   -------------   -------------
BALANCE, DECEMBER 31, 1999                    5      $        50      $        --      $ (205,442)     $       --      $  (205,392)
    Net loss                                 --               --               --        (468,421)             --         (468,421)
    Issuance of common stock            810,983        4,054,915        4,054,915              --              --        8,109,830
    Redemption of common stock               (5)             (50)              --              --              --              (50)
    Stock offering costs                     --               --           (4,047)             --              --           (4,047)
    Other comprehensive income               --               --               --              --         225,738          225,738
                                        -------      -----------      -----------      ----------      ----------      -----------
BALANCE, DECEMBER 31, 2000              810,983        4,054,915        4,050,868        (673,863)        225,738        7,657,658
    Net income                               --               --               --         798,026              --          798,026
    Other comprehensive loss                 --               --               --              --         (95,196)         (95,196)
                                        -------      -----------      -----------      ----------      ----------      -----------
BALANCE, DECEMBER 31, 2001              810,983      $ 4,054,915      $ 4,050,868      $  124,163      $  130,542      $ 8,360,488
                                        =======      ===========      ===========      ==========      ==========      ===========

SEE NOTES TO FINANCIAL STATEMENTS.

                            SOUTHERN COMMUNITY BANK
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                  2001                 2000
                                                                              ------------         ------------
OPERATING ACTIVITIES
    Net income (loss)                                                         $    798,026         $   (468,421)
    Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
        Depreciation                                                               208,794               88,054
        Provision for loan losses                                                  389,000              420,000
        Gain on sale of securities available-for-sale                             (235,055)              (1,250)
        Deferred income taxes                                                     (125,783)                  --
        Increase in taxes payable                                                  119,446                   --
        (Increase) decrease in  interest receivable                                 47,544             (586,071)
        Increase in interest payable                                                22,750              260,891
        Net other operating activities                                              34,651              (73,062)
                                                                              ------------         ------------
              Net cash provided by (used in) operating activities                1,259,373             (359,859)
                                                                              ------------         ------------

INVESTING ACTIVITIES
    Purchase of securities available-for-sale                                  (15,846,351)         (22,685,024)
    Proceeds from maturities of securities available-for-sale                    7,140,434              713,308
    Proceeds from sales of securities available-for-sale                        17,008,256              987,857
    Net (increase) decrease in federal funds sold                                  118,000           (2,650,000)
    Net increase in loans                                                      (34,235,358)         (31,493,172)
    Purchase of premises and equipment                                            (203,367)          (2,420,605)
                                                                              ------------         ------------
            Net cash used in investing activities                              (26,018,386)         (57,547,636)
                                                                              ------------         ------------
FINANCING ACTIVITIES
    Net increase in deposits                                                    26,814,475           47,880,505
    Proceeds from issuance of common stock                                              --            8,109,830
    Stock issuance costs                                                                --               (4,047)
    Repayment of notes payable                                                          --             (963,906)
    Net increase (decrease) in repurchase agreements                            (2,603,855)           4,814,094
                                                                              ------------         ------------
            Net cash provided by financing activities                           24,210,620           59,836,476
                                                                              ------------         ------------
Net increase (decrease) in cash and due from banks                                (548,393)           1,928,981

Cash and due from banks at beginning of year                                     1,953,067               24,086
                                                                              ------------         ------------
Cash and due from banks at end of year                                        $  1,404,674         $  1,953,067
                                                                              ============         ============
SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                                    $  2,890,946         $    830,960

SEE NOTES TO FINANCIAL STATEMENTS.

                            SOUTHERN COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

         Southern Community Bank (the "Bank") is a commercial bank located in Fayetteville, Fayette County, Georgia. The Bank provides a full range of banking services in its primary market area of Fayette County and the surrounding counties. The Bank commenced its banking operations on June 2, 2000. Prior to the commencement of banking operations, the Bank's activities consisted of organizational activities and the sale of stock.

         BASIS OF PRESENTATION

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

         CASH, DUE FROM BANKS AND CASH FLOWS

         For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, securities sold under repurchase agreements and deposits are reported net.

         The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

         SECURITIES

         Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

         Interest and dividends, amortization of premiums and accretion of discounts are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

         LOANS

         Loans are reported at their outstanding unpaid principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the unpaid balance.

         Loan origination fees, net of direct loan origination costs, are deferred and recognized as an adjustment of the yield over the life of the loans.

                         NOTES TO FINANCIAL STATEMENTS

         LOANS (CONTINUED)

         The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

         The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

         A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

         PREMISES AND EQUIPMENT

         Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

         TRANSFERS OF FINANCIAL ASSETS AND SALES OF LOANS

         Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         The Bank originates and sells participations in certain loans. Generally, participations in loans are sold to other financial institutions, which represent the amount of a particular loan in excess of the Bank's legal lending limit. Participations sold are reported in total loans on the balance sheets and included in the net change in loans in the statements of cash flows. Any gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan. For the years ended December 31, 2001 and 2000, there were no gains recognized on the sale of loans.

         INCOME TAXES

         Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

         PROFIT-SHARING PLAN

         Profit-sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

         STOCK COMPENSATION PLANS

         Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

         EARNINGS (LOSSES) PER SHARE

         Basic earnings (losses) per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

         COMPREHENSIVE INCOME

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

                         NOTES TO FINANCIAL STATEMENTS

         RECLASSIFICATIONS

         Certain income items on the statement of operations as of and for the year ended December 31, 2000 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2001.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities available-for-sale are summarized as follows:

                                                               GROSS               GROSS
                                          AMORTIZED         UNREALIZED          UNREALIZED               FAIR
                                            COST               GAINS              LOSSES                VALUE
                                        ------------        ----------         ------------         ------------
December 31, 2001:
   U.S. Government and
      agency securities                 $  9,208,051        $  209,068         $    (15,225)        $  9,401,894
   Mortgage-backed securities              3,709,774            16,722                  (13)           3,726,483
                                        ------------        ----------         ------------         ------------
                                        $ 12,917,825        $  225,790         $    (15,238)        $ 13,128,377
                                        ============        ==========         ============         ============

December 31, 2000:
   U.S. Government and
      agency securities                 $ 15,228,252        $  194,555         $     (9,773)        $ 15,413,034
   Mortgage-backed securities              5,756,857            42,228               (1,272)           5,797,813
                                        ------------        ----------         ------------         ------------
                                        $ 20,985,109        $  236,783         $    (11,045)        $ 21,210,847
                                        ============        ==========         ============         ============

         Securities with a carrying value of $5,057,829 and $5,874,896 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

         The amortized cost and fair value of securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                                      AMORTIZED             FAIR
                                                         COST              VALUE
         Due from one to five years                  $ 1,000,000        $ 1,034,062
         Due from five to ten years                    6,171,576          6,346,582
         Due after ten years                           2,036,475          2,021,250
         Mortgage-backed securities                    3,709,774          3,726,483
                                                     -----------        -----------
                                                     $12,917,825        $13,128,377
                                                     ===========        ===========

         Gains and losses on sales of securities available-for-sale consist of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                        2001                2000
         Gross gains                                 $   246,441        $     1,250
         Gross losses                                    (11,386)                --
                                                     -----------        -----------
         Net realized gains                          $   235,055        $     1,250
                                                     ===========        ===========

                         NOTES TO FINANCIAL STATEMENTS

NOTE 3.  LOANS

         The composition of loans is summarized as follows:

                                                                  DECEMBER 31,
                                                            2001                2000
                                                        ------------        ------------
Commercial                                              $ 12,198,000        $  8,027,000
Real estate - construction                                19,590,000          11,253,000
Real estate - mortgage                                    31,894,000          11,298,000
Consumer installment and other                             2,151,366             973,685
                                                        ------------        ------------
                                                          65,833,366          31,551,685
Deferred loan fees                                          (109,980)            (58,512)
Allowance for loan losses                                   (803,855)           (420,000)
                                                        ------------        ------------
Loans, net                                              $ 64,919,531        $ 31,073,173
                                                        ============        ============

         Changes in the allowance for loan losses are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            2001                2000
                                                        ------------        ------------
Balance, beginning of year                              $    420,000        $         --
   Provision for loan losses                                 389,000             420,000
   Loans charged off                                          (5,145)                 --
   Recoveries of loans previously charged off                     --                  --
                                                        ------------        ------------
Balance, end of year                                    $    830,855        $    420,000
                                                        ============        ============

         The following is a summary of information pertaining to impaired loans:

                                                          AS OF AND FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                        --------------------------------
                                                            2001                2000
                                                        ------------        ------------
Impaired loans without a valuation allowance            $         --        $         --
Impaired loans with a valuation allowance                     49,546                  --
                                                        ------------        ------------
Total impaired loans                                    $     49,546        $         --
                                                        ============        ============
Valuation allowance related to impaired loans           $     18,517        $         --
                                                        ============        ============
Average investment in impaired loans                    $     12,620        $         --
                                                        ============        ============
Interest income recognized on impaired loans            $         --        $         --
                                                        ============        ============

         In the ordinary course of business, the Bank has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2001 are as follows:


Balance, beginning of year                    $  2,609,637
   Advances                                      6,545,931
   Repayments                                   (1,484,019)
                                              ------------
Balance, end of year                          $  7,671,549
                                              ============

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment is summarized as follows:

                                                                   DECEMBER 31
                                                            2001                 2000
                                                        ------------         ------------
Land and improvements                                   $    389,466         $    364,466
Buildings                                                  2,091,669            2,070,424
Furniture and equipment                                      877,460              720,093
                                                        ------------         ------------
                                                           3,358,595            3,154,983
Accumulated depreciation                                    (297,093)             (88,054)
                                                        ------------         ------------
                                                        $  3,061,502         $  3,066,929
                                                        ============         ============

         The Bank entered into an agreement dated November 28, 2001 for the purchase of land for future expansion. The estimated purchase price of the land is $487,000.

NOTE 5.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $14,478,321 and $10,313,506,
         respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

     2002                                                    $36,366,709
     2003                                                      3,884,802
     2004                                                      2,316,176
     2005                                                        604,235
     2006                                                        161,149
                                                             -----------
                                                             $43,333,071
                                                             ===========

NOTE 6.  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. The Bank monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2001 and 2000 were $2,210,239 and $4,814,094, respectively.


NOTE 7.  EMPLOYEE BENEFIT PLAN

         The Bank has a 401(k) Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. There were no contributions by the Bank for the years ended December 31, 2001 and 2000.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 8.  STOCK OPTIONS

         The Bank approved the 2001 stock option plan reserving 50,000 shares of common stock for the granting of options to key employees. These options expire ten years from the grant date and vest in accordance with vesting schedules determined by the Board of Directors.

         The Bank also approved the 2001 stock option plan reserving 90,000 shares of common stock for the granting of options to directors. Option prices reflect the fair market value of the Bank's common stock on the dates the options are granted. The options may be exercised over a period of ten years in accordance with vesting schedules determined by the Board of Directors.

         Other pertinent information related to the options as of December 31, 2001 is as follows:

                                                                         WEIGHTED-
                                                                          AVERAGE
                                                                          EXERCISE
                                                          NUMBER           PRICE
                                                        ---------        ---------
Outstanding at beginning of year                               --        $      --
   Granted                                                113,833            12.25
   Exercised                                                   --               --
                                                        ---------        ---------
Outstanding at end of year                                               $   12.25
                                                        =========        =========
Options exercisable at end of year                         90,000        $   12.25
                                                        =========        =========
Weighted average fair value of
   options granted during the year                                       $    5.19
                                                                         =========
Weighted average life of
   options outstanding and exercisable                                   9.9 years

         The Bank applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated below.

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                           ------------
                                                               2001
                                                           ------------
Net income                              As reported        $    798,026
                                        Pro forma          $    482,831

Income per share                        As reported        $        .98
                                        Pro forma          $        .60

Income per share -                      As reported        $        .98
  assuming dilution                     Pro forma          $        .60

                          NOTES TO FINANCIAL STATEMENTS

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

         Dividend yield                                              --
         Expected life                                         10 years
         Expected volatility                                       .001%
         Risk-free interest rate                                   5.59%

NOTE 9.  INCOME TAXES

         The components of income tax expense are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                            2001                  2000
         Current                                        $   119,446           $        --
         Deferred                                           182,217              (176,531)
         Change in valuation allowance                     (254,056)              176,531
                                                        -----------           -----------
                                                        $    47,607           $        --
                                                        ===========           ===========

         The Bank's income tax differs from the amounts computed by applying the federal income tax statutory rates to income (loss) before income taxes. A reconciliation of the differences is as follows:

                                                                             2001                           2000
                                                                                    YEARS ENDED DECEMBER 31,
         Income tax (benefit) at statutory rate                   $   287,515         34%       $  (159,263)       34%
         State tax (benefit)                                           15,793          2            (17,477)        4
         Change in valuation allowance                               (254,056)       (30)           176,531       (38)
         Other items                                                   (1,645)        --                209        --
                                                                  -----------        ---        -----------       ---
         Income tax expense                                       $    47,607          6%       $        --        --%
                                                                  ===========        ---        ===========       ===

                  The components of deferred income taxes are as follows:

                                                                                      DECEMBER 31,
                                                                                2001                 2000
         Deferred tax assets:
            Loan loss reserves                                               $  122,691           $   63,791
            Preopening and organization expenses                                 79,195              134,707
            Net operating loss carryforward                                          --              227,806
            Other                                                                    --                  589
                                                                             ----------           ----------
                                                                                201,886              426,893
         Valuation allowance                                                         --             (168,276)
                                                                             ----------           ----------
                                                                                201,886              258,617
                                                                             ----------           ----------
         Deferred tax liabilities:
            Depreciation                                                         40,077               21,359
            Cash basis adjustment for income tax reporting purposes              89,970              151,478
            Securities available-for-sale                                        80,010               85,780
                                                                             ----------           ----------
                                                                                210,057              258,617
                                                                             ----------           ----------
         Net deferred tax liabilities                                        $   (8,171)          $       --
                                                                             ==========           ==========

                          NOTES TO FINANCIAL STATEMENTS

         The Bank recorded a valuation allowance of $168,276 during 2000 because utilization of the net operating loss carryforwards and deferred tax assets was not likely in the near term. The net change in the valuation allowances for deferred tax assets was an increase of $176,531 during 2000, and a decrease of $254,056 during 2001. The decrease relates to the utilization of the net operating loss carryforwards during 2001. No income tax benefit had previously been recognized.

NOTE 10. COMMITMENTS AND CONTINGENCIES

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Bank's commitments as of December 31, 2001 and 2000 is as follows:

         The components of income tax expense are as follows:

                                                                               2001                  2000
         Standby letters of credit                                       $      864,864          $     148,378
         Commitments to extend credit                                        16,784,817             10,655,219
                                                                         --------------          -------------
                                                                         $   17,649,681          $  10,803,597
                                                                         ==============          =============

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral would be required in instances which the Bank deems necessary.

         In the normal course of business, the Bank is involved in various legal proceedings. At December 31, 2001, management is not aware of any litigation in process or threatened.

NOTE 11. CONCENTRATIONS OF CREDIT

         The Bank originates primarily commercial, residential, real estate, and consumer loans to customers in Fayette County and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-eight percent of the Bank's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Bank's market area. The other significant concentrations of credit by type of loan are set forth in
         Note 3.

                          NOTES TO FINANCIAL STATEMENTS

         The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $2,026,000.

NOTE 12. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, approximately $124,000 of retained earnings were available for dividend declaration.

         The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Bank met all capital adequacy requirements to which it is subject.

         As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                        TO BE WELL
                                                                                 FOR CAPITAL        CAPITALIZED UNDER
                                                                                  ADEQUACY          PROMPT CORRECTIVE
                                                           ACTUAL                 PURPOSES          ACTION PROVISIONS
                                                    AMOUNT        RATIO        AMOUNT    RATIO       AMOUNT     RATIO
                                                                          (DOLLARS IN THOUSANDS)
December 31, 2001:
   Total Capital to Risk Weighted Assets           $  9,034      12.82%      $  5,637      8%       $  7,047      10%
   Tier I Capital to Risk Weighted Assets          $  8,230      11.68%      $  2,818      4%       $  4,228       6%
   Tier I Capital to Average Assets                $  8,230       9.20%      $  3,578      4%       $  4,473       5%

December 31, 2000:
   Total Capital to Risk Weighted Assets           $  7,852      19.08%      $  3,293      8%       $  4,116      10%
   Tier I Capital to Risk Weighted Assets          $  7,432      18.06%      $  1,647      4%       $  2,470       6%
   Tier I Capital to Average Assets                $  7,432      13.79%      $  2,157      4%       $  2,696       5%


                          NOTES TO FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments.

         CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD:

                  The carrying amounts of cash, due from banks, and federal funds sold approximate fair values.

         SECURITIES:

                  Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

                  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSITS:

                  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         REPURCHASE AGREEMENTS:

                  The carrying amounts of securities sold under repurchase agreements approximate their fair values.

         ACCRUED INTEREST:

                  The carrying amounts of accrued interest approximate their fair values.

                          NOTES TO FINANCIAL STATEMENTS

         OFF-BALANCE SHEET INSTRUMENTS:

                  Fair values of the Bank's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Bank's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

                  The carrying amounts and estimated fair value of the Bank's financial instruments were as follows:

                                              DECEMBER 31, 2001                DECEMBER 31, 2000
                                      -------------------------------    -----------------------------
                                         CARRYING           FAIR            CARRYING          FAIR
                                          AMOUNT            VALUE            AMOUNT           VALUE
                                      -------------     -------------    -------------    ------------
Financial assets:
   Cash, due from banks,
      and federal funds sold          $   3,936,674     $   3,936,674    $   4,603,067    $  4,603,067
   Securities available-for-sale         13,128,377        13,128,377       21,210,847      21,210,847
   Loans                                 64,919,531        66,177,091       31,073,173      31,618,770
   Accrued interest receivable              538,528           538,528          586,072         586,072

Financial liabilities:
   Deposits                              74,694,980        75,761,908       47,880,505      48,024,990
   Securities sold under
      repurchase agreements               2,210,239         2,210,239        4,814,094       4,814,094
   Accrued interest payable                 283,641           283,641          260,891         260,891

NOTE 14. SUPPLEMENTAL FINANCIAL DATA

Components of other operating income and other operating expenses in excess of 1% of total revenue are as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                                        -----------------------------
                                                                           2001               2000
                                                                        ----------          ---------
Other operating income:
    Brokerage income                                                    $   50,451          $      --

Other operating expenses:
    Professional fees                                                       66,677             42,176
    Data processing expense                                                100,080             27,996
    Stationery and supplies                                                 66,761             43,294

NOTE 15. SUBSEQUENT EVENT

         On January 2, 2002, Southern Community Bancshares, Inc. acquired all of the outstanding common stock of Southern Community Bank in exchange for 810,983 shares of $5 par value common stock.

               SOUTHERN COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002
                                  (UNAUDITED)


                                ASSETS
                                ------

Cash and due from banks                                                  $ 3,205,090
Federal funds sold                                                         4,500,000
Securities available-for-sale, at fair value                              13,082,779

Loans                                                                     71,340,105
Less allowance for loan losses                                               845,854
                                                                         -----------
          Loans, net                                                      70,494,251
                                                                         -----------

Premises and equipment                                                     3,050,347
Other assets                                                                 671,153
                                                                         -----------

          TOTAL ASSETS                                                   $95,003,620
                                                                         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing                                                  $14,376,169
    Interest-bearing                                                      69,190,624
                                                                         -----------
          Total deposits                                                  83,566,793
Other liabilities                                                            404,547
Securities sold under repurchase agreements                                2,566,819
                                                                         -----------
          TOTAL LIABILITIES                                               86,538,159
                                                                         -----------

Commitments and contingencies

Stockholders' equity
    Common stock, par value $5; 10,000,000 shares authorized;
        810,983 shares issued and outstanding                              4,054,915
    Capital surplus                                                        4,050,868
    Retained earnings                                                        309,751
    Accumulated other comprehensive income                                    49,927
                                                                         -----------
          TOTAL STOCKHOLDERS' EQUITY                                       8,465,461
                                                                         -----------

                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $95,003,620
                                                                         ===========


SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

               SOUTHERN COMMUNITY BANKSHARES, INC. AND SUBSIDIARY

      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                  (UNAUDITED)


                                                                 2002                    2001
                                                              -----------             -----------

INTEREST INCOME
    Loans                                                     $ 1,353,390             $   904,559
    Taxable securities                                            178,962                 289,625
    Non-taxable securities                                            638                      --
    Federal funds sold                                             15,023                  92,300
                                                              -----------             -----------
              TOTAL INTEREST INCOME                             1,548,013               1,286,484
                                                              -----------             -----------

INTEREST EXPENSE
    Deposits                                                      572,806                 677,078
    Other borrowings                                                8,288                  33,243
                                                              -----------             -----------
              TOTAL INTEREST EXPENSE                              581,094                 710,321
                                                              -----------             -----------

              NET INTEREST INCOME                                 966,919                 576,163
PROVISION FOR LOAN LOSSES                                          42,000                  60,000
                                                              -----------             -----------
              NET INTEREST INCOME  AFTER
                PROVISION FOR LOAN LOSSES                         924,919                 516,163
                                                              -----------             -----------

OTHER INCOME
    Service charges on deposit accounts                            55,359                  27,171
    Gain on sales of securities available-for-sale                  7,417                 173,533
    Other operating income                                         11,669                  29,287
                                                              -----------             -----------
              TOTAL OTHER INCOME                                   74,445                 229,991
                                                              -----------             -----------

OTHER EXPENSES
    Salaries and employee benefits                                344,438                 231,605
    Equipment and occupancy expenses                              103,344                  86,022
    Other operating expenses                                      252,178                 131,716
                                                              -----------             -----------
              TOTAL OTHER EXPENSE                                 699,960                 449,343
                                                              -----------             -----------

              INCOME BEFORE INCOME TAXES                          299,404                 296,811
INCOME TAX EXPENSE                                                113,816                      --
                                                              -----------             -----------

              NET INCOME                                          185,588                 296,811
                                                              -----------             -----------

OTHER COMPREHENSIVE INCOME:
    Unrealized gains (losses) on securities
      available-for-sale arising during period                    (76,181)                313,536
    Reclassification adjustment for gains
      realized in net income, net of tax in 2002                   (4,434)               (173,533)
                                                              -----------             -----------
              OTHER COMPREHENSIVE INCOME                          (80,615)                140,003
                                                              -----------             -----------

              COMPREHENSIVE INCOME                            $   104,973             $   436,814
                                                              ===========             ===========


BASIC AND DILUTED EARNINGS PER SHARE                          $      0.23             $      0.37
                                                              ===========             ===========

CASH DIVIDENDS PER SHARE                                      $        --             $        --
                                                              ===========             ===========


SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

               SOUTHERN COMMUNITY BANKSHARES, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                  (UNAUDITED)


                                                                               2002                    2001
                                                                           -----------             ------------

OPERATING ACTIVITIES
    Net income                                                             $   185,588             $    296,811
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                            59,406                   48,187
        Provision for loan losses                                               42,000                   60,000
        Gain on sale of securities available-for-sale                           (7,417)                (173,533)
        Decrease in interest receivable                                         70,445                  106,142
        Increase (decrease) in interest payable                                (43,715)                  30,621
        Increase in taxes payable                                               28,416                       --
        Net other operating activities                                         (55,716)                  32,319
                                                                           -----------             ------------

              Net cash provided by operating activities                        279,007                  400,547
                                                                           -----------             ------------


INVESTING ACTIVITIES
    Purchases of securities available-for-sale                              (1,214,187)                      --
    Proceeds from maturities of securities available-for-sale                  444,756                1,215,191
    Proceeds from sales of securities available-for-sale                       695,418                5,288,073
    Net increase (decrease) in securities sold under repurchase                356,580               (1,347,042)
        agreements
    Net increase in federal funds sold                                      (1,968,000)              (8,722,000)
    Net increase in loans                                                   (5,616,720)              (6,471,777)
Purchase of premises and equipment                                             (48,251)                 (91,720)
                                                                           -----------             ------------

         Net cash used in investing activities                              (7,350,404)             (10,129,275)
                                                                           -----------             ------------

FINANCING ACTIVITIES
Net increase in deposits                                                     8,871,813               11,701,856
                                                                           -----------             ------------

Net cash provided by financing activities                                    8,871,813               11,701,856
                                                                           -----------             ------------

Net increase in cash and due from banks                                      1,800,416                1,973,128

Cash and due from banks at beginning of period                               1,404,674                1,953,067
                                                                           -----------             ------------

Cash and due from banks at end of period                                   $ 3,205,090             $  3,926,195
                                                                           ===========             ============


SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

               SOUTHERN COMMUNITY BANKSHARES, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1.  BASIS OF PRESENTATION

                  The consolidated financial information included for Southern Community Bancshares, Inc. (the "Company") and subsidiary Southern Community Bank (the "Bank") herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

                  The results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.

                                   EXHIBIT A

                             SUBSCRIPTION AGREEMENT


Southern Community Bancshares, Inc.
525 North Jeff Davis Drive
Fayetteville, Georgia 30214

Gentlemen:

         The undersigned hereby subscribes for and agrees to purchase the number of shares of common stock, no par value (the "Common Stock"), of Southern Community Bancshares, Inc., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company's offering of Common Stock described in its Prospectus dated May __, 2002. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Prospectus.") The undersigned agrees to purchase the shares of Common Stock subscribed for herein for the purchase price of $12.50 per share.

         The undersigned acknowledges receipt of a copy of the Prospectus. The undersigned further acknowledges that an investment in the Common Stock involves significant risks, as set forth under "Risk Factors" in the Prospectus. The undersigned understands that no federal or state agency has made any findings or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendation or endorsement concerning an investment in the Common Stock. The undersigned represents that the undersigned resides in the State indicated below.

         The undersigned agrees that this subscription is not binding on the Company until the undersigned furnishes to the Company payment for the shares subscribed for and the Company accepts the subscription. The undersigned acknowledges that the Company has the right to reject this Subscription Agreement either in whole or in part, in its sole discretion.


                                    -------------------------------------------
                                    Signature

                                    Print Name:
                                               --------------------------------
                                    Print Address:
                                                  -----------------------------

                                                  -----------------------------
                                    (Please print or type exact name(s) in
                                    which the shares should be registered)

Accepted as of _____________,
2002, as to ___ shares.
                                    (When signing as attorney, trustee,
SOUTHERN COMMUNITY BANCSHARES,      administrator or guardian, please give your
INC.                                full title as such. If a corporation,
                                    please sign in full corporate name by
By:                                 president or other authorized officer. In
   ---------------------------      case of joint tenants, each joint owner
                                    must sign.)
Name and Title:
               ---------------


                                 SUBSTITUTE W-9

         Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification number given below is correct; and
(2) I am not subject to backup withholding. INSRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


------------------------------      -------------------------------------------
Date                                Signature(s)*

------------------------------      -------------------------------------------
Area Code and telephone Number      Please indicate the form of ownership
                                    desired for the shares (individual, joint tenants with right of survivorship, tenants is common, trust, corporation, partnership, custodian, etc.)

                   [SOUTHERN COMMUNITY BANCSHARES, INC. LOGO]


         Until [90 DAYS AFTER EFFECTIVE], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made: (a) by the Board of Directors of the Registrant; (b) in certain circumstances, by independent legal counsel in a written opinion; or (c) by the affirmative vote of a majority of the shares entitled to vote.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses of the sale of the Registrant's Common Stock, no par value, are as follows:


Registration Fee..................................................             $    736

Legal Fees and Expenses (Estimate)................................             $ 45,000

Accounting Fees and Expenses (Estimate)...........................             $ 10,000

Printing and Engraving Expenses (Estimate)........................             $ 40,000

Miscellaneous (Estimate)..........................................             $ 54,264
                                                                               --------

TOTAL.............................................................             $150,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27. EXHIBITS.


Exhibit
Number             Description
----------         -----------

3.1                Articles of Incorporation, as amended

3.2                Bylaws

4.1                Instruments Defining Rights of Security Holders (See Articles of Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto).

5.1                Legal Opinion of Miller & Martin LLP

10.2               2001 Incentive Stock Option Plan for Key Employees

10.3               Employment Agreement between Gary D. McGaha and Southern Community Bank

10.4               Employment Agreement between Fred L. Faulkner and Southern Community Bank

10.5               Agreement for the Sale and Purchase of Real Estate between Southern Community Bank and Peachtree City Holdings,
                   L.L.C.

21.1*              Subsidiaries of the Registrant

23.1               Consent of Mauldin & Jenkins, LLC.

23.2**             Consent of Miller & Martin LLP (appears in Legal Opinion at Exhibit 5.1 hereto).

24.1               Power of Attorney (appeared on the signature page to the Registration Statement on Form SB-2, as amended,
                   Registration No. 333-86082).

*                  The Registrant has one wholly-owned subsidiary, Southern Community Bank, a Georgia banking corporation.

**                 Previously filed.

----------------

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes as follows:

(a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fayetteville, State of Georgia on June 12, 2002.


                                    Southern Community Bancshares, Inc.

                                    By:   /s/ Gary D. McGaha
                                       ----------------------------------------
                                       Gary D. McGaha, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                               POWER OF ATTORNEY


       NAME                                        POSITION                                     DATE

  /s/ Gary D. McGaha                     President and Chief Executive                      June 13, 2002
------------------------------           Officer
Gary D. McGaha

  /s/           *                        Senior Vice President/                             June 13, 2002
------------------------------           Senior Lending Officer
Fred L. Faulkner

  /s/           *                        Chief Financial Officer/                           June 13, 2002
------------------------------           Principal Accounting Officer
Leslye L. Grindle

  /s/           *                        Director                                           June 13, 2002
------------------------------
James S. Cameron

  /s/           *                        Director                                           June 13, 2002
------------------------------
George R. Davis, Sr.

  /s/           *                        Director                                           June 13, 2002
------------------------------
Robert B. Dixon, Jr.

  /s/           *                        Director                                           June 13, 2002
------------------------------
Richard J. Dumas

  /s/           *                        Director                                           June 13, 2002
------------------------------
William Wayne Leslie

  /s/           *                        Director                                           June 13, 2002
------------------------------
Thomas D. Reese

  /s/           *                        Director                                           June 13, 2002
------------------------------
Dan V. Stinchcomb

  /s/           *                        Director                                           June 13, 2002
------------------------------
William M. Strain

  /s/ Gary D. McGaha                                                                        June 13, 2002
------------------------------
* as Attorney-in-fact

                               INDEX OF EXHIBITS


Exhibit
Number            Description
----------        -----------

3.1               Articles of Incorporation, as amended

3.2               Bylaws

4.1               Instruments Defining Rights of Security Holders (See Articles of Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto).

5.1               Legal Opinion of Miller & Martin LLP

10.2              2001 Incentive Stock Option Plan for Key Employees

10.3              Employment Agreement between Gary D. McGaha and Southern Community Bank

10.4              Employment Agreement between Fred L. Faulkner and Southern Community Bank

10.5              Agreement for the Sale and Purchase of Real Estate between Southern Community Bank and Peachtree City Holdings,
                  L.L.C.

21.1*             Subsidiaries of the Registrant.

23.1              Consent of Mauldin & Jenkins, LLC.

23.2**            Consent of Miller & Martin LLP (appears in Legal Opinion at Exhibit 5.1 hereto).

24.1              Power of Attorney (appeared on the signature page to the Registration Statement on Form SB-2, as amended,
                  Registration No. 333-86082).

*                 The Registrant has one wholly owned subsidiary, Southern Community Bank, a Georgia banking corporation.

**                Previously filed.